UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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LendingClub Corporation (Name of Registrant as Specified in its Charter)

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71 Stevenson Street, Suite 300
San Francisco, California 94105

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 6, 2017

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders of LendingClub Corporation (Annual Meeting) will be held on June 6, 2017 at 11:00 a.m. Pacific Time via the Internet at www.virtualshareholdermeeting.com/LC2017. There is no physical location for the Annual Meeting.
At the Annual Meeting, you will be asked to:

1.
Elect Scott Sanborn, Lawrence Summers and Simon Williams as Class III directors, each of whom is currently serving on our Board of Directors, to serve until the 2020 annual meeting of stockholders or until his successor has been elected and qualified or his earlier death, resignation or removal.

2.	Approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

4.	Transact such other business as may properly come before the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
Only stockholders of record at the close of business on April 10, 2017 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.
By Order of the Board of Directors,

Russell S. Elmer
General Counsel and
Corporate Secretary
San Francisco, California
April 24, 2017
Whether or not you expect to participate in the Annual Meeting, please vote via the Internet, by phone, or complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2017: THIS PROXY STATEMENT, PROXY, AND THE ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM

PROXY STATEMENT

April 24, 2017

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	What is the purpose of the proxy materials?

The accompanying Notice of Internet Availability of Proxy Materials (Notice), Proxy Statement, form of proxy and Annual Report on Form 10-K for the year ended December 31, 2016 (Annual Report) contains information about the 2017 Annual Meeting of Stockholders (Annual Meeting) of LendingClub Corporation, a Delaware corporation (“Lending Club,” “we,” “us,” or “our’) and will be used to solicit proxies from our stockholders on behalf of the Board of Directors (Board) for the matters to be voted on at the Annual Meeting as described in this Proxy Statement.

The Notice, Proxy Statement, form of proxy and Annual Report are being distributed and made available to stockholders on or about April 24, 2017. As a stockholder, you are invited to participate in the Annual Meeting via the Internet by visiting www.virtualshareholdermeeting.com/LC2017 and to vote on the items of business described in this Proxy Statement. The Annual Meeting will be held on June 6, 2017 at 11:00 a.m. Pacific Time.

2.	Who is entitled to vote at the Annual Meeting?

Only stockholders of record of our common stock at the close of business on April 10, 2017, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had 403,350,301 shares of common stock outstanding and entitled to vote (not including treasury shares). Holders of our common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. A quorum is present if stockholders holding at least a majority of the voting power of the shares of our common stock entitled to vote are present at the Annual Meeting in person or represented by proxy. Dissenters’ rights are not applicable to any of the matters being voted upon at the Annual Meeting.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (AST), you are considered the stockholder of record of those shares, and the Notice was provided to you. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Beneficial Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and the Notice was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares. Beneficial owners are also invited to participate in the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares electronically at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

3.	How do I vote?

By Internet

You may vote via the Internet by going to www.proxyvote.com and following the instructions on the screen. Have your Notice, proxy card (for stockholders of record) or voting instruction form (for holders of shares in street name) available when you access the web page.

By Phone

You may vote by phone by calling the toll-free phone number on the proxy card (1-800-690-6903), which is available 24 hours a day, and following the prerecorded instructions. Have your Notice or proxy card available when you call. If you hold your shares in street name, your broker, bank, trustee or other nominee may provide additional instructions to you regarding voting your shares by phone.

By Mail

If you received your proxy materials by mail, you may vote by completing the enclosed proxy card, dating and signing it and returning it in the postage-paid envelope provided.

By Attending the Annual Meeting

If you are a stockholder of record, you can participate in the Annual Meeting online at www.virtualshareholdermeeting.com/LC2017 and vote your shares during the Annual Meeting. You will need the 12-digit control number included with these proxy materials to participate in the Annual Meeting.

Time for Voting Your Shares By Internet, By Phone or By Mail

You may vote via the Internet or by phone up until 8:59 PM Pacific Time on June 5, 2017. If you vote by mail, your proxy card must be received by June 5, 2017.

4.    Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the Securities and Exchange Commission (SEC) rules, we use the Internet as the primary means of furnishing proxy materials to stockholders. Accordingly, we are sending the Notice to our stockholders with instructions on how to access the proxy materials over the Internet or request a printed copy of the materials, and for voting over the Internet. If you received a Notice, you will not receive a printed copy of the proxy materials unless you request one.

5.	How can I access the proxy materials over the Internet?

The Notice provides instructions regarding how to view our proxy materials for the Annual Meeting online. As explained in greater detail in the Notice, to view the proxy materials and to vote, you will need to visit www.proxyvote.com and have available your 16-digit control number(s) contained on your Notice.

If you received printed copies of the proxy materials this year, we encourage you to take advantage of the availability of proxy materials on the Internet to help reduce the environmental impact of our annual meetings, and reduce our costs associated with the printing and mailing of materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. You can terminate your election to receive proxy materials by email at any time.

6.    How can I participate in the Annual Meeting?

You will be able to participate in the Annual Meeting online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/LC2017. If you are a stockholder of record, you will also be able to vote your shares electronically at the Annual Meeting.

7.    Why is the Annual Meeting being held only online?

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the company. We believe that hosting a virtual Annual Meeting will enable increased stockholder participation since stockholders can participate from any location around the world.

8.    How does the Board recommend I vote?

The Board recommends that you vote as follows:

“FOR” the election of Scott Sanborn, Lawrence Summers and Simon Williams as Class III directors (see Page 44);

“FOR” the approval of the compensation of our named executive officers as described under “Executive Compensation” (see Page 45); and

“FOR” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (see Page 46).

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxy holders will vote in accordance with the recommendations of the Board set forth above.

The Board is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on the accompanying proxy card will, in the absence of stockholder instructions to the contrary, vote such proxy in their discretion.

9.    What votes are required to approve each of the proposals?

Proposal One. The three director nominees receiving the highest number of affirmative votes will be elected.

Proposal Two. The compensation of our named executive officers, as disclosed in the Proxy Statement, will be approved on an advisory basis by the affirmative vote of a majority of the votes cast for or against the matter at the Annual Meeting. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and procedures described in this Proxy Statement. As an advisory vote, this proposal is not binding. However, our Board and Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Proposal Three. The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, will be determined by the affirmative vote of a majority of the votes cast for or against the matter at the Annual Meeting.

10.    What is a broker non-vote and how are they and abstentions counted?

Broker non-votes are shares held by a broker or nominee that do not have discretionary authority to vote on “non-routine” matters and have not received voting instructions from their clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter—Proposal Three—the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Your broker or nominee will not have discretion to vote on the following “non-routine” matters absent express direction from you: Proposal One—the election of directors and Proposal Two—the non-binding advisory vote on the compensation of our named executive officers.

Broker non-votes and abstentions from voting (including brokers or nominees holding their clients’ shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. However, because broker non-votes and abstentions are not voted affirmatively or negatively, neither will be counted as “votes cast” and thus do not have an effect on the outcome of proposals one, two or three.

11.    How will my proxy be voted?

All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, or in the case of the election of directors, as a vote “for” election of all nominees presented by the Board.

For Proposal One, each director is elected by a plurality of the votes cast for the election of directors at the Annual Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Approval of Proposals Two and Three require the affirmative vote of a majority of the shares cast “FOR” such proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

12.    How do I change or revoke my proxy?

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or during the Annual Meeting, by voting again on a later date on the Internet or by phone (only your latest Internet or phone proxy submitted prior to the Annual Meeting will be counted) or by participation at the Annual Meeting and voting at the Annual Meeting via the Internet. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must vote via a legal proxy at the Annual Meeting.

13.    Who will count the votes?

We have designated a representative of Broadridge as the Inspector of Elections who will count the votes.

14.How can I make proposals or nominate a director at next year’s annual meeting?

You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our amended and restated bylaws, as applicable. In order for a stockholder proposal or nomination for director to be considered for inclusion in our Proxy Statement and form of proxy relating to our annual meeting of stockholders to be held in 2018, the proposal or nomination must be received by us at our principal executive offices no later than December 26, 2017. Stockholders wishing to bring a proposal or nominate a director before the annual meeting to be held in 2017 (but not include it in our proxy materials) must provide written notice of such proposal to our Secretary at our principal executive offices between February 21, 2018 and March 23, 2018 and comply with the other provisions of our amended and restated bylaws.

15.Who pays for the expenses of solicitation?

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by us. Following the original mailing of the proxies and other soliciting materials, we or our agents may also solicit proxies in person, by phone or email. Following the original mailing of the proxies and other soliciting materials, we will request that banks, brokers, custodians, nominees and other stockholders of record of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers, custodians, nominees and other stockholders of record for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Stockholders voting via phone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from phone companies and Internet access providers, which must be borne by the stockholder.

16.    I share an address with another stockholder. Why did we receive only one copy of the proxy materials and how may I obtain an additional copy of the proxy materials?

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for a Notice of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” is intended to be convenient for stockholders and companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, you may notify your broker. Additionally, upon written or oral request, we will undertake to promptly deliver a separate copy of the Notice and, if applicable, our Annual Report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice o and, if applicable, Annual Report and other proxy materials, you may write or call Investor Relations at 71 Stevenson Street, Suite 300, San Francisco, California 94105, Attn: Investor Relations, telephone number (415) 632-5600.

Stockholders who have multiple accounts in their names or who share an address with other stockholders can request “householding” and authorize your broker to discontinue mailings of multiple annual reports and Proxy Statements by contacting your broker or us at the address or telephone number identified above.

17.    How do I request paper copies of the proxy materials, including the annual report?

You may request paper copies of the 2017 proxy materials by following the instructions listed at www.proxyvote.com, by telephoning 1-800-579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.

Additionally, we will mail without charge, upon written request, a copy of our Annual Report, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to 71 Stevenson Street, Suite 300, San Francisco, California 94105, Attn: Investor Relations. The Annual Report is also available at ir.lendingclub.com.

18.    Will a list of stockholders be made available?

We will make a list of record holders available ten days prior to the Annual Meeting, at our offices located at 71 Stevenson Street, Suite 300, San Francisco, California 94105. Please contact us at (415) 632-5600 if you wish to inspect the list of stockholders prior to the Annual Meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Lending Club Board

Our business affairs are managed under the direction of our Board, which is currently comprised of nine members. Our Board may establish the authorized number of directors from time to time by resolution. Eight of our directors are independent within the meaning of the listing standards of the New York Stock Exchange (NYSE). Our Board is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

A key principle of our company is maintaining the highest levels of trust with borrowers, investors, regulators, stockholders and employees. We have an active and engaged Board that is committed to fulfilling its fiduciary duties to our company and stockholders and helping us continue to earn the trust of our stakeholders. During 2016, the Board was called upon to act swiftly and definitively in response to certain extraordinary events. As has been previously disclosed, in early March 2016, the Board became aware of an anomaly relating to sales of $22 million in near-prime loans to a single investor, in contravention of the investor's express instructions as to a non-credit and non-pricing element. In response, the Board promptly established a sub-committee of the Board, consisting exclusively of independent directors, to investigate the matter. The sub-committee obtained the resources and support it needed to thoroughly investigate the matter, and did not hesitate to be exhaustive in its examination. As a result of the investigation, the Board accepted the resignation of Renaud Laplanche as Chairman and CEO. While the financial impact of the particular loan sales was not material, a violation of our business practices, along with a lack of full disclosure during the review, was unacceptable to the Board. Accordingly, our Board took swift and decisive action, and authorized additional remedial steps to rectify the issues.

For additional information about the resignation of Mr. Laplanche and our internal board review, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Board Review” in our Annual Report.

Over the next several weeks, the Board, led by the independent sub-committee, oversaw a comprehensive review of the preventative controls related to data management alongside other internal controls issues. The independent sub-committee, with the assistance of outside counsel and other advisors, including forensic auditors, conducted a thorough review and identified additional items also necessitating review. We have previously disclosed these items. The Board, working closely with our management, undertook a comprehensive program to remediate weaknesses in internal controls and reinforce a “tone at the top” that emphasized appropriate controls and a constant commitment to earning and maintaining the trust of borrowers, investors, regulators, stockholders and employees.

In light of the extraordinary events of 2016, the Board held 29 meetings (including regularly scheduled and special meetings) and acted by unanimous written consent seven times. Each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served. Typically, in conjunction with the regularly scheduled meetings of the board, the independent directors also meet in executive sessions outside the presence of management. The Chairman of our Board, among other responsibilities, presides over such meetings.

Although we do not have a formal policy regarding annual meeting attendance by members of our Board, we encourage our directors to attend. All directors attended our 2016 annual meeting of stockholders.

Our Class III directors, if elected, will continue to serve as directors until the 2020 annual meeting of stockholders and until his successor has been elected and qualified, or until his earlier death, resignation or removal.

Our Board has adopted Corporate Governance Guidelines, which can be accessed at http://ir.lendingclub.com under the heading “Corporate Governance.” The Board periodically reviews those guidelines and updates them as appropriate.

Board Leadership

For the first five months of 2016, our founder and former CEO, Mr. Laplanche also served as Chairman of our Board. Following Mr. Laplanche’s resignation in May 2016, our Board separated the positions of Chairman and Chief Executive Officer. In response to the resignation of Mr. Laplanche, the Board appointed director John C. (Hans) Morris to a special position of Executive Chairman on an interim basis and appointed Scott Sanborn as Acting Chief Executive Officer. In the role of Executive Chair, Mr. Morris oversaw the transition of the business and management team, and was involved in key matters, such as advising our executive officers on major transactions and reestablishing our reputation and position in the industry. Upon the appointment of Mr. Sanborn as our Chief Executive Officer and his election to the Board on June 27, 2016, Mr. Morris stepped down as Executive Chairman and assumed the role of our independent Chairman of the Board.

While our Corporate Governance Guidelines do not require the separation of offices of the Chairperson of the Board and the Chief Executive, the Board believes an independent Chairperson reinforces the independence of our Board as a whole and results in an effective balancing of responsibilities, experience and independent perspective that meets the current corporate governance needs and oversight responsibilities of our Board. We believe this structure provides consistent and effective oversight of our management and is optimal for us and our stockholders.

Board Role in Risk Oversight

Management is responsible for assessing and managing risk, subject to Board oversight directly and through its committees. The oversight responsibility of the Board and its committees is informed by reports from our management team, Chief Risk Officer and internal audit team that are designed to provide visibility to the Board about the identification and assessment of key risks and our risk mitigation strategies.

The Board has delegated to the Risk Committee (comprised of independent directors) primary responsibility for the oversight of risk management. In accordance with its charter, the Risk Committee assists our Board in its oversight of our key risks, including credit, technology and security, strategic, legal, regulatory (other than related to our financial reporting) and compliance and operational risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks. The Company has also established a Management Risk Committee to oversee our enterprise risk management program and provide a central oversight function to identify, measure, monitor, evaluate and escalate key risks to oversight at the Board level.

The other standing Board committees oversee risks associated with their respective areas of responsibility. For example, our Audit Committee has the responsibility for overseeing the integrity of our financial reporting, including related policies and procedures, compliance with legal and regulatory requirements affecting financial reporting, and oversees our internal audit function. Our Compensation Committee evaluates risks arising from our compensation policies and practices, as more fully described in “Executive Compensation-Compensation Discussion and Analysis-Compensation Risk Assessment.”

Director Independence

Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s Board. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if, among other things, in the opinion of that company’s Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has reviewed its composition, the composition of its committees and the independence of each director. Based upon information provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Daniel Ciporin, Jeffrey Crowe, John J. Mack, Timothy Mayopoulos, Mary Meeker, John C. (Hans) Morris, Lawrence Summers and Simon Williams, representing eight of our nine directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing requirements and rules of the NYSE. In making this determination, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk Committee. The composition and responsibilities of each of the committees of our Board is described below. Members will serve on these committees until their resignation or until otherwise determined by our Board. Each of these committees has a written charter, which are available on our website at http://ir.lendingclub.com under the heading “Corporate Governance.”

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk Committee
Daniel Ciporin	✓	✓		✓
Jeffrey Crowe	✓	Chair
John J. Mack		✓	Chair
Timothy Mayopoulos	✓
Mary Meeker			✓
John C. (Hans) Morris				Chair
Lawrence Summers			✓	✓
Simon Williams	Chair			✓

Audit Committee

The members of our Audit Committee are Daniel Ciporin, Jeffrey Crowe, Timothy Mayopoulos and Simon Williams (chair). All of the members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our Board has determined that Mr. Williams is an Audit Committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. While other members of our Audit Committee may have the expertise to be designated an audit committee financial expert, the Board made a specific finding only as it relates to Mr. Williams.

In addition, Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an Audit Committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, the board of directors or any other committee of the board of directors (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.

All of the members of our Audit Committee are independent directors as defined under the applicable rules and regulations of the SEC and the NYSE.

Our Audit Committee oversees financial risk exposures, including monitoring the integrity of our consolidated financial statements, internal controls over financial reporting, our internal audit function, and the independence of our independent registered public accounting firm. Our Audit Committee receives internal control-related assessments and reviews and discusses our annual and quarterly consolidated financial statements with management. In fulfilling its oversight responsibilities with respect to compliance matters affecting financial reporting, our Audit Committee meets at least quarterly with management, our internal audit department, our independent registered public accounting firm, our internal legal counsel and compliance department to discuss risks related to our financial risk exposures.

During 2016, our Audit Committee held 12 meetings and acted by unanimous written consent four times.

Compensation Committee

The members of our Compensation Committee are Daniel Ciporin, Jeffrey Crowe (chair) and John J. Mack. All of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC and the NYSE.

Our Compensation Committee oversees our executive officer and director compensation arrangements, plans, policies and programs and administers our cash-based and equity-based compensation plans and arrangements for employees generally. From time to time, our Compensation Committee may delegate its authority to subcommittees and to our officers, as it may be deemed necessary or appropriate.

During 2016, our Compensation Committee held three meetings and acted by unanimous written consent 13 times.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are John J. Mack (chair), Mary Meeker and Lawrence Summers. All of the members of our Nominating and Corporate Governance Committee are independent under the applicable rules and regulations of the NYSE.

Our Nominating and Corporate Governance Committee seeks to ensure that our Board is properly constituted to meet its statutory, fiduciary and corporate governance oversight. Our Nominating and Corporate Governance Committee will advise our Board on corporate governance matters and board performance matters, including making recommendations regarding director nominations and new appointments, the structure and composition of our Board and board committees and developing, recommending and monitoring compliance with corporate governance guidelines and policies and our code of conduct and ethics.

During 2016, our Nominating and Corporate Governance Committee held three meetings.

Risk Committee

The members of our Risk Committee are Daniel Ciporin, John C. (Hans) Morris (chair), Lawrence Summers and Simon Williams.

Our Risk Committee assists our Board in its oversight of our key risks, including credit, technology and security, strategic, legal, regulatory (other than related to our financial statements) and compliance and operational risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks. The chair of our Risk Committee assists our Audit Committee in its review of the risks that have been delegated to our Audit Committee in its charter, and meets at least quarterly with management, our Chief Risk Officer and head of internal audit regarding the results of risk management reviews and assessments.

During 2016, our Risk Committee held four meetings.

Code of Conduct and Ethics

Our Board adopted a code of conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and our other executive officers. The full text of the code of conduct and ethics is posted on the investor relations section of our website at http://ir.lendingclub.com under the heading “Corporate Governance.” We intend to disclose future amendments to certain provisions of our code of conduct and ethics, or waivers of these provisions, on our website or in public filings.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has at any time during the past fiscal year been one of our officers or employees. None of our executive officers currently serves or in the past fiscal year has served as a member of our Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

Information Regarding Our Directors

The following table sets forth the names, ages as of March 31, 2017, and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our Board:

Director Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Scott Sanborn	III	47	President, Chief Executive Officer and Director	2016	2017	2020
Lawrence Summers (1)(2)	III	62	Director	2012	2017	2020
Simon Williams (2)(3)	III	59	Director	2014(5)	2017	2020
Continuing Directors
Daniel Ciporin (2)(3)(4)	I	59	Director	2007	2018	—
Jeffrey Crowe (3)(4)	I	60	Director	2007	2018	—
Timothy Mayopoulos (3)	I	58	Director	2016	2018
John J. Mack (1)(4)	II	72	Director	2012	2019	—
Mary Meeker (1)	II	57	Director	2012	2019	—
John C. (Hans) Morris (2)	II	58	Director	2013	2019	—

(1)	Member of the Nominating and Corporate Governance Committee.

(2)	Member of the Risk Committee.

(3)	Member of the Audit Committee.

(4)	Member of the Compensation Committee

(5)	Mr. Williams also previously served as a member of our Board from November 2010 to October 2011.

Nominees for Director

For information on the business background of Mr. Sanborn, see “Executive Officers” below.

Lawrence Summers joined our Board in December 2012. Mr. Summers is the Charles W. Eliot University Professor & President Emeritus of Harvard University and the Weil Director of the Mossavar-Rahmani Center for Business & Government at Harvard’s Kennedy School. Mr. Summers also serves on the board of directors of Square, Inc., where he is a member of the audit and risk committee. He became a tenured member of Harvard University’s faculty in 1983, served as President from 2001 to 2006 and returned to Harvard in 2011. He has served in various senior policy positions in Washington, D.C., including Secretary of the Treasury from 1999 to 2001, Director of the National Economic Council for President Obama from 2009 to 2011 and Vice President of Development Economics and Chief Economist of the World Bank from 1991 to 1993. He holds a B.S. in economics from the Massachusetts Institute of Technology and a Ph.D. in economics from Harvard University. Mr. Summers was chosen to serve on our Board because of his extensive economic, financial and business experience.

Simon Williams has been a member of our Board since November 2014 and previously served as a member of our Board from November 2010 to October 2011. From July 2011 to December 2014, Mr. Williams served as the Group General Manager, Group Head of Wealth Management at HSBC Bank’s wealth management business. Prior to joining HSBC, Mr. Williams served as the Chairman and Chief Executive Officer of Camelot Financial Capital Management, a global investment group, which he founded in 2007. Previously, he served as a Senior Executive at Citigroup, Inc., holding various roles during his career, including Chief Risk Officer of Citibank Global Consumer Group. In addition, Mr. Williams has held senior management roles at GE Capital, Bain & Co. and PricewaterhouseCoopers LLP. Mr. Williams holds a degree in Mathematics from Exeter University and an M.B.A from INSEAD in France, where he graduated with Distinction. Mr. Williams is also a member of the Institute of Chartered Accountants in England and Wales. Mr. Williams was chosen to serve on our Board because of his extensive experience in the credit and financial industries and his investment, financial and operational expertise.

Continuing Directors

Daniel Ciporin has been a member of our Board since August 2007. Mr. Ciporin joined Canaan Partners, an investment firm, in March 2007 and is currently a general partner specializing in digital media, financial technology and e-commerce investments. From March 2006 to March 2007, Mr. Ciporin served as Chairman of the Internet Lab. From January 1999 to June 2005, Mr. Ciporin served as Chairman and Chief Executive Officer of Shopping.com. Prior to Shopping.com, Mr. Ciporin served as senior vice president of MasterCard International, where he managed global debit services. Mr. Ciporin currently serves on the board of directors of several privately-held companies. Previously, Mr. Ciporin served on the board of directors of Borderfree, Inc. from 2010 to 2015, Primedia Inc. from 2006 to 2011 and Corel Corporation from 2007 to 2010. Mr. Ciporin holds an A.B. from Princeton University's Woodrow Wilson School of Public and International Affairs and an M.B.A from Yale University. Mr. Ciporin was chosen to serve on our Board because of his extensive experience in the technology, e-commerce and consumer credit industries and his investment and operational expertise.

Jeffrey Crowe has been a member of our Board since August 2007. Mr. Crowe joined Norwest Venture Partners, an investment firm, in 2004 and became managing partner in 2013. Mr. Crowe focuses on investments in the internet, consumer and software arenas and currently serves on the board of directors of RetailMeNot, Inc. and several privately held companies. From December 1999 to April 2001, Mr. Crowe served as President, Chief Operating Officer and Director of DoveBid. From May 1990 to November 1999, Mr. Crowe served as the Chief Executive Officer and director of Edify Corporation. Mr. Crowe holds a B.A. in history from Dartmouth College and an M.B.A. from the Stanford University Graduate School of Business. Mr. Crowe was chosen to serve on our Board because of his extensive experience advising internet and consumer companies.

John J. Mack joined our Board in April 2012. Mr. Mack served as Chairman of the Board of Morgan Stanley, a financial services company, from 2005 to 2011, and served as the Chief Executive Officer of Morgan Stanley from June 2005 until December 2009, during which time he oversaw the firm’s conversion into a bank holding company. Mr. Mack was Co-Chief Executive Officer of Credit Suisse Group from 2003 to 2004 and the President, Chief Executive Officer and a director of Credit Suisse First Boston from 2001 to 2004. He became the President, Chief Operating Officer and a director of Morgan Stanley Dean Witter & Co. in 1997 and served in that position until 2001. Mr. Mack joined Morgan Stanley in 1972 in the bond department and served as head of the Worldwide Taxable Fixed Income Division from 1985 to 1992, became Chairman of the Operating Committee in 1992 and became President in 1993. Mr. Mack is a senior advisor to Morgan Stanley & Co. LLC. Mr. Mack holds a B.A. in history from Duke University. Mr. Mack was chosen to serve on our Board because of his extensive experience advising and managing banking and financial services companies.

Timothy Mayopoulos joined our Board in August 2016. Mr. Mayopoulos is President and Chief Executive Officer of Fannie Mae, one of the largest providers of mortgage credit in the United States. Mr. Mayopoulos joined Fannie Mae in 2009, after the company was placed in conservatorship during the financial crisis. He initially served as Fannie Mae's General Counsel, and in 2010 was named Chief Administrative Officer. He was promoted to CEO in June 2012, and in that role has led the company's support of the U.S. housing market and its efforts to create a better housing finance system for the future. Before joining Fannie Mae, Mr. Mayopoulos was General Counsel of Bank of America, held senior management positions at Donaldson, Lufkin & Jenrette, Credit Suisse First Boston, and Deutsche Bank, and practiced law at Davis Polk & Wardwell. Mr. Mayopoulos is a member of the Boards of Directors of Fannie Mae and SAIC. He is a graduate of Cornell University and the New York University School of Law. Mr. Mayopoulos was chosen to serve on our Board because of his extensive experience in the financial, legal and regulatory sector.

Mary Meeker joined our Board in June 2012. Ms. Meeker is a General Partner at Kleiner Perkins Caulfield and Byers, or KPCB and serves on the board of directors at Square, Inc., where she is a member of the compensation committee, and

Docusign, Inc. Ms. Meeker joined KPCB in December 2010. She focuses on investments in the firm’s digital practice and helps lead KPCB’s U.S. $2.75 billion Digital Growth Funds, targeting high-growth internet companies that have achieved rapid adoption and scale. From 1991 to 2010, Ms. Meeker worked at Morgan Stanley, where she served as a managing director and research analyst. Ms. Meeker holds a B.A. and Honorary Doctor of Letters degree from DePauw University and an M.B.A. from Cornell University. Ms. Meeker was chosen to serve on our Board because of her extensive experience advising and analyzing technology companies.

John C. (Hans) Morris joined our Board in February 2013. Mr. Morris founded Nyca Partners, a venture capital and advisory company, in 2014 and is the managing partner. From January 2010 until January 2014, he served as a managing director and special advisor at General Atlantic, a growth equity firm. Mr. Morris was previously President of Visa, Inc. from 2007 to 2009. Prior to Visa, Mr. Morris spent 27 years at Citigroup, a banking and financial services company, and its predecessor companies in various leadership positions, with his final position as Chief Financial Officer and Head of Finance, Technology and Operations for Citi Markets and Banking. Mr. Morris also serves on the board of directors of KCG Holdings, Inc. and four other privately held companies. Mr. Morris holds a B.A. in government from Dartmouth College. Mr. Morris was chosen to serve on our Board because of his extensive experience in the banking and financial services industry and his financial expertise.

Considerations in Evaluating Director Nominees

Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. Candidates may come to its attention through current members of our Board, professional search firms, stockholders or other persons. In its evaluation of director candidates, our Nominating and Corporate Governance Committee will consider the current size and composition of our Board and the needs of our Board and the respective committees of our Board. Some of the qualifications that our Nominating and Corporate Governance Committee considers include business experience, diversity (including gender, race and ethnic background) and personal skills in consumer Internet, technology, banking, finance, marketing, financial reporting and other areas that are expected to contribute to an effective Board. Exceptional candidates who do not meet all of these criteria may still be considered. Director candidates must have sufficient time available in the judgment of our Nominating and Corporate Governance Committee to perform all board of director and committee responsibilities. Members of our Board are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Our Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, it considers diversity in identifying director nominees, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of our company. Additionally, in its efforts to recruit members of the Board, the Nominating and Corporate Governance Committee will specifically direct any individuals assisting with recruitment to seek out potential candidates of gender and racial diversity to ensure that the Committee has considered a full array of qualified candidates. In making determinations regarding nominations of directors, our Nominating and Corporate Governance Committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee recommends to our full Board the director nominees for selection.

The Board does not distinguish between nominees recommended by stockholders and other nominees. However, stockholders desiring to nominate a director candidate at the Annual Meeting must comply with certain procedures. A stockholder of record can nominate a candidate for election to the Board by complying with the procedures in Article I, Section 1.11 of our Bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the Bylaws on nominations by stockholders. Any nomination should be sent in writing to the Secretary, LendingClub Corporation, 71 Stevenson Street, Suite 300, San Francisco, California 94105. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our Bylaws and a representation that the nominating stockholder is a beneficial or record holder of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. These candidates are evaluated at meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee.

All proposals of stockholders that are intended to be presented by such stockholder at an annual meeting of Stockholders must be in writing and notice must be delivered to the Secretary at our principal executive offices not later than the close of business on the 75th day nor earlier than the close of business on the 105th day prior to the first anniversary of the preceding year’s annual meeting.

Director Compensation

In July 2014, our Board, upon the recommendation of our Compensation Committee, approved the non-employee director compensation described below. In November 2016, the Compensation Committee, with the assistance of its compensation consultant, analyzed the compensation program currently in effect for the Company’s non-employee directors. The Compensation Committee recognized that a significant amount of the time and effort by the non-employee directors is devoted to committee service. Recognizing the significant commitment and level of involvement necessary for committee service, the Board, at the Compensation Committee’s recommendation, approved an amendment to non-employee director compensation to implement cash retainers for committee service, while also reducing the initial equity awards, effective January 1, 2017.

From time to time, we reimburse certain of our non-employee directors for reasonable travel and other expenses incurred in connection with attending our board and committee meetings. Mr. Sanborn, our Chief Executive Officer, receives no compensation for his service as a director.

Equity Compensation

In 2016, each non-employee member of our Board received an initial equity award of restricted stock units (RSUs) upon their initial election to our Board having a value equal to at least $574,000 and a four-year vesting schedule. Each non-employee member of our Board receives an annual equity award having a value of $200,000 that vests quarterly over one-year.

In 2017, each non-employee member of our Board will receive an initial equity award of RSUs upon their initial election to our Board having a value equal to at least $350,000 and a four-year vesting schedule. Each non-employee member of our Board will continue to receive an annual equity award having a value of $200,000 that vests quarterly over one-year. The equity award will be made on the date of our annual meeting of stockholders.

Cash Compensation

In 2016, each member of our Board (other than Mr. Morris) received an annual cash retainer of $40,000, or pro-rata portion of $40,000 in the case of Mr. Mayopoulos. Commencing in 2017, each non-employee director will receive the following annual retainers based on their board and committee service:

Board and Committee Service	2017 Retainer Amounts
All Non-Employee Directors	$40,000/year
Non-Executive Board Chairman	$25,000/year
Audit Committee Chairperson	$25,000/year
Compensation Committee and Risk Committee Chairperson	$17,500/year
Nominating and Corporate Governance Chairperson	$10,000/year
Audit Committee Member	$12,500/year
Compensation Committee and Risk Committee Member	$8,000/year
Nominating and Corporate Governance Member	$5,000/year

The annual cash retainers will be made in advance, on the date of our annual meeting of stockholders, and the annual retainers will not be subject to repayment in event a non-employee director does not serve the full term. Committee chairpersons will only receive their respective committee chairperson retainer for committees on which they serve.

Executive Chairman Compensation

In connection with Mr. Morris’s temporary appointment as Executive Chairman, the Board awarded him a stock option with a grant date fair value of $1.0 million and his annual director fee was increased to $250,000. On June 27, 2016, Mr. Morris stepped down from his role as Executive Chairman and, following an assessment of independence by the Board, assumed the role of the independent Chairman of the Board. For his service as Executive Chairman and later Chairman, Mr. Morris received a pro-rated portion of the $250,000 director fee through December 31, 2016. Effective January 1, 2017, Mr. Morris will be compensated for his role as Chairman of the Board under the terms describe above for 2017 director compensation.

2016 Director Compensation

The following table provides information regarding the total compensation to each of our non-employee directors that served during 2016. Messrs. Laplanche and Sanborn received no compensation for their service on our Board.

Director	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Stock Awards ($)(1)(2)	Total ($)
Daniel Ciporin (3)	40,000	—	200,000	240,000
Jeffrey Crowe (4)	40,000	—	200,000	240,000
John J. Mack (5)	40,000	—	200,000	240,000
Timothy Mayopoulos (6)	33,333	—	574,003	607,336
Mary Meeker (7)	40,000	—	200,000	240,000
John C. (Hans) Morris (8)	166,667	1,000,004	—	1,166,671
Lawrence Summers (9)	40,000	—	200,000	240,000
Simon Williams (10)	40,000	—	200,000	240,000

(1)
Amounts reflect the aggregate grant date fair value of the RSUs, or option in the case of Mr. Morris, granted in 2016, without regard to forfeitures, computed in accordance with ASC 718. Assumptions used in the calculation of this amount are included in Note 15 to the consolidated financial statements included in our Annual Report. This amount does not reflect the actual economic value realized by the director.

(2)
Includes an annual award of RSUs having a value of approximately $200,000 (rounded up to the nearest whole RSU) for the non-employee directors. Mr. Mayopoulos received an award of RSUs having a value of approximately $574,000 (rounded up to the nearest RSU) in connection with his initial appointment to our Board.

(3)	As of December 31, 2016, Mr. Ciporin held 21,692 RSUs, which vest ratably on March 28, 2017 and June 28, 2017, so long as Mr. Ciporin is a member of our Board on such dates.

(4)	As of December 31, 2016, Mr. Crowe held 21,692 RSUs, which vest ratably on March 28, 2017 and June 28, 2017, so long as Mr. Crowe is a member of our Board on such dates.

(5)
As of December 31, 2016, Mr. Mack held a fully vested stock option to purchase 1,585,532 shares of our common stock and 21,692 RSUs. The RSUs vest ratably on March 28, 2017 and June 28, 2017, so long as Mr. Mack is a member of our Board on such dates.

(6)
Includes 103,986 RSUs awarded in connection with his appointment to our Board in 2016. As of December 31, 2016, Mr. Mayopoulos held 103,986 RSUs, 25% of which vest on August 25, 2017, with the remainder vesting ratably over the successive 12 quarters subject to continued service through each vesting date.

(7)	As of December 31, 2016, Ms. Meeker held 21,692 RSUs, which vest ratably on March 28, 2017 and June 28, 2017 so long as Ms. Meeker is a member of our Board on such dates.

(8)
Includes a stock option to purchase 603,790 shares of our common stock granted to Mr. Morris upon his appointment as Executive Chairman (and later independent Chairman) of our Board in 2016. One-twelfth of the option vested on June 12, 2016 with the remaining vesting ratably over the successive 11 months, subject to continued service through each vesting date. As of December 31, 2016, Mr. Morris also held an option to purchase 660,000 shares of common stock. One-sixteenth of that option vested on June 1, 2013 with the remainder vesting ratably over the successive 15 quarters, subject to continued service through each vesting date.

(9)
As of December 31, 2016, Mr. Summers held 333,108 unexercised and fully vested stock options. Mr. Summers also held 21,692 RSUs as of December 31, 2016, which vest ratably on March 28, 2017 and June 28, 2017, so long as Mr. Summers is a member of our Board on such date.

(10)
As of December 31, 2016, Mr. Williams held an option to purchase 320,000 shares of our common stock. Twenty-five percent of the option vested on January 8, 2016 with the remainder vesting ratably over the successive 12 quarters, subject to continued service through each vesting date. Mr.

Williams also held 21,692 RSUs as of December 31, 2016, which vest ratably on March 28, 2017 and June 28, 2017, so long as Mr. Williams is a member of our Board on such date.

EXECUTIVE OFFICERS

Executive Officers

The following table identifies certain information about our executive officers as of April 24, 2017. Each executive officer serves at the discretion of our Board and holds office until his successor is duly appointed or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Scott Sanborn	47	President and Chief Executive Officer
Thomas Casey	54	Chief Financial Officer
Sandeep Bhandari	44	Chief Credit Officer
Timothy Bogan	51	Chief Risk Officer
Bradley Coleman	47	Corporate Controller, Principal Accounting Officer and Former Interim-Chief Financial Officer
Patrick Dunne	47	Chief Capital Officer
Russell Elmer	52	General Counsel
Sameer Gulati	39	Chief Operations Officer

Scott Sanborn has served as our President since April 2016 and President and Chief Executive Officer since June 2016. Mr. Sanborn previously served as our Chief Operating and Marketing Officer from April 2013 and served as our Chief Marketing Officer from May 2010 to March 2013. From November 2008 to February 2010, Mr. Sanborn served as the Chief Marketing and Revenue Officer for eHealthInsurance, an e-commerce company. Mr. Sanborn holds a B.A. in literature from Tufts University. Mr. Sanborn was chosen as a member of our Board because of the perspective he brings as Chief Executive Officer and his long experience with our company.

Thomas Casey has served as our Chief Financial Officer since September 2016. Mr. Casey was previously the executive vice president and chief financial officer at Acelity L.P. Inc., a medical device company, from November 2014 and was responsible for the entire range of financial functions, including financial accounting, reporting, and planning and analysis. From 2009 to July 2013, Mr. Casey was executive vice president and chief financial officer for Clear Channel Outdoor, Inc., an advertising company. He has also served as executive vice president and chief financial officer of Washington Mutual, Inc., vice president of General Electric Company and senior vice president and chief financial officer of GE Financial Assurance. Mr. Casey received his B.S. degree in accounting from King's College in Wilkes-Barre, PA.

Sandeep Bhandari has served as our Chief Credit Officer since August 2015. From March 2000 to August 2015, Mr. Bhandari held various positions at Capital One Bank, where he most recently was the Assistant Chief Credit Officer at Capital One Bank and Venture Partner. Mr. Bhandari holds a B. Tech in mechanical engineering from the Indian Institute of Technology in Delhi and an M.B.A. from the Indian Institute of Management in Ahmedabad.

Timothy Bogan has served as our Chief Risk Officer since August 2016. Mr. Bogan previously served as our Chief Audit and Compliance Officer from November 2015 and Chief Audit Officer from July 2014. From January 2011 to July 2014, Mr. Bogan served as Vice President, Internal Controls and Operational Risk Management at Freddie Mac. Mr. Bogan holds B.S. in accounting from Boston College and is a Certified Public Accountant, Certified Financial Services Auditor and Arbitrator for FINRA.

Bradley Coleman has served as our Corporate Controller since December 2013, Principal Accounting Officer from August 2016, and served as our Interim-Chief Financial Officer from August 2016 to September 2016. Prior to joining us, he served as Vice President, Finance at the Charles Schwab Corporation where he was responsible for technical accounting policy and financial reporting, and served as the controller of the Charles Schwab Bank. Prior to Charles Schwab, Mr. Coleman worked as a manager in the audit practice for KPMG, LLP. Mr. Coleman earned a B.S.B.A. in accounting from the University of San Francisco and is a Certified Public Accountant.

Patrick Dunne has served as our Chief Capital Officer since July 2016. From October 1991 to April 2016, Mr. Dunne served in various roles at Blackrock, Inc. (and its predecessor firms), and most recently served as Managing Director and Head of Global Markets & Investments for its iShares business and Head of BlackRock's San Francisco office. He was a member of BlackRock's Global Operating Committee, Americas Executive Committee, and the iShares Global Executive Committee. Mr. Dunne earned a B.A. degree in economics from the University of California at Berkeley in 1991 and an MS degree in management from the Stanford Graduate School of Business in 2000.

Russell Elmer has served as our General Counsel since September 2016. From February 2014 to September 2016, Mr. Elmer served as the Deputy General Counsel at eBay, Inc. and following its separation from eBay, Inc. in February 2015, PayPal Holdings, Inc. Before that, Mr. Elmer served as our Deputy General Counsel from August 2012 to February 2014. Prior to that, Mr. Elmer served as the General Counsel of Pricelock, Inc. from April 2009 to August 2012. Mr. Elmer also served as the General Counsel of E*TRADE Financial Corporation from 2001 to 2007 and 2008 to 2009. Mr. Elmer received a Juris Doctor from the University of California, Berkeley, School of Law and a Bachelor of Arts in Political Science and International Relations from Stanford University. He is a member of the State Bar of California.

Sameer Gulati has served as our Chief Operations Officer since May 2016. Previously, from August 2005, Mr. Gulati was a consultant at McKinsey & Company, where he served as partner and leader of the Digital Banking & Consumer Credit practice at McKinsey in London, UK. During his 11 years with McKinsey, he advised global and emerging financial services institutions on key initiatives in retail banking, consumer credit, digital payments, and risk management. Mr. Gulati holds a MBA in strategy and entrepreneurship from the University of Chicago Booth School of Business and a B.Tech in chemical engineering and computer science from the Indian Institute of Technology in New Delhi.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This section describes our executive compensation philosophy, objectives and design, our compensation- setting process, our executive compensation components and the decisions made in 2016 for our named executive officers (NEOs), who were the following executive officers during 2016:

•	Scott Sanborn, our President and Chief Executive Officer;

•	Thomas Casey, our Chief Financial Officer

•	Timothy Bogan, our Chief Risk Officer;

•	Sameer Gulati, our Chief Operations Officer;

•	Bradley Coleman, our Corporate Controller, Principal Accounting Officer and former Interim-Chief Financial Officer;

•	John MacIlwaine, our former Chief Technology Officer;

•	Renaud Laplanche, our former Chief Executive Officer; and

•	Carrie Dolan, our former Chief Financial Officer.

Following Ms. Dolan's resignation as our Chief Financial Officer, Bradley Coleman, our Corporate Controller, was appointed as our Principal Accounting Officer and Interim-Chief Financial Officer until Mr. Casey joined us in September 2016. Mr. Coleman continues to serve as our Corporate Controller and Principal Accounting Officer. Mr. MacIlwaine resigned as our Chief Technology Officer, effective January 19, 2017.

The compensation provided to our NEOs for 2016 is set forth in detail in the Summary Compensation Table and other tables and the accompanying footnotes and narrative that follow this section.

Executive Summary

We were founded on the premise that an online credit marketplace that directly connects borrowers and investors is a more efficient and affordable way to deliver access to credit. By democratizing this access, a marketplace would create new opportunities for both borrowers and investors, setting them on a path towards a brighter financial future.

The year 2016 proved to be a transformational year for our senior leadership team, and we believe we are building a sophisticated, experienced management team that will lead us in our next generation of growth. During the course of the year, we were able to promote or hire senior executives with highly relevant experience to rebuild the executive team and posture our company to build a strong foundation to support sustained future growth. Most significantly, with the departure of Mr. Laplanche, the Board promoted our President, Mr. Sanborn, a seasoned executive with a deep understanding of our business, from the position of President to the position of President and Chief Executive Officer. When Ms. Dolan, our former Chief Financial Officer, who was critical to stabilizing the business following Mr. Laplanche’s resignation, made the personal decision to leave our company, we were able to attract Mr. Casey, a senior financial services executive, to the position of Chief Financial Officer. Mr. Casey is a close partner to Mr. Sanborn in leading our company in its continued transformation, growth and development.

Mr. Laplanche did not receive any severance or termination payments or benefits upon his resignation. Ms. Dolan continued as an advisor through December 31, 2016.

Compensation Philosophy and Principles

Our mission is to transform the banking system to make credit more affordable and investing more rewarding. To succeed, we must attract borrowers and investors to our marketplace by developing new products and technology to create a frictionless customer experience and operate within an efficient cost structure. To achieve these objectives, we must hire and retain a highly talented team of professionals with deep experience in technology and financial services to quickly build new products, bolster our investor base and engage our customers. We also expect our executive team to possess and demonstrate exceptional leadership, innovative thinking and prudent risk management.

In 2016, there was a swift and decisive transition in our senior leadership team. To facilitate this transition, while ensuring the continuity and stability of the business, we made the decision to provide additional compensation to key employees, including certain NEOs, with the goal of retaining these key personnel during this transition period. During the second half of 2016, we promoted or recruited several members to our executive and senior leadership team that possess a breadth of experience and are poised to lead us into the next chapter of marketplace lending. Recruiting some of these individuals required significant cash and/or equity awards to make them whole for compensation they forfeited by leaving their former employer.

Central to our compensation philosophy is to incentivize and reward the achievement of strategic and financial goals of the company, which we believe in turn should correlate to an increase in stockholder value. To that end, we believe that competitive compensation packages include a combination of base salaries, annual cash bonus opportunities, and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period. We approach the design and implementation of our executive compensation program with emphasis on the following principles:

•	recruit and retain an exceptional executive team;

•	incentivize and reward the achievement of strategic and financial goals of our company, with an emphasis on long-term goals;

•	ensure each of our executive officers receives a total compensation package that encourages his or her long-term retention; and

•	align the interests of our executive officers with those of our stockholders.

The Compensation Committee periodically reviews market trends and compensation practices with the assistance of Compensia. Compensia assists the Compensation Committee and management to assess and calibrate our executive pay levels and relative mix of cash and equity compensation relative to public company market norms. The Compensation Committee evaluates our executive compensation program at least annually and more frequently if circumstances change related to our business objectives and the competitive environment for talent.

Following the conclusion of this review in 2016, we anticipate emphasizing more “pay-for-performance” through our use of long-term incentive compensation awards in our executive compensation design, with particular emphasis on performance-based stock units that will be earned upon the achievement of one or more pre-established company performance objectives, such as adjusted EBITDA margin, relative total shareholder return or other financial or operating performance metrics. Our President and Chief Executive Officer, Mr. Sanborn, became the first NEO to receive a performance-based stock award in 2017.

Key Compensation Decisions in 2016

To build and retain an experienced and sophisticated executive team through a transformational period, the Compensation Committee approved the following compensation decisions in 2016:

•
Employee Retention Awards. Certain key employees, including some of the NEOs, received special cash and/or equity retention awards in May 2016 following the Board’s decision to accept the resignation of Mr. Laplanche.

•
Executive Recruitment. We promoted or added five new executives to the senior leadership team, including the promotion of Mr. Bogan into the critical role of Chief Risk Officer, the appointment of Mr. Coleman as our Principal Accounting Officer and the hiring of Mr. Casey, Mr. Gulati, Mr. Dunne and Mr. Elmer.

•
Comprehensive Director Compensation Review. As discussed above under the heading “Director Compensation,” the Compensation Committee, with the assistance of its independent compensation consultant, Compensia, Inc. (Compensia) conducted a thorough evaluation of the compensation practices of our Board and recommended a revised director compensation plan that emphasizes the time and commitment necessary for service on the committees of the Board.

In addition to these decisions, in early 2017, the Compensation Committee, working with Compensia, conducted a complete evaluation of our executive compensation program, policies and practices. As a result of this review, we anticipate transitioning some of our executive officers to performance-based equity awards in the future that require the achievement of one or more pre-established performance objectives to be earned. We awarded our President and Chief Executive Officer, Mr. Sanborn, a performance-based stock award in 2017 and will consider incorporating performance based equity awards into our executive compensation program for additional executives in the future.

Compensation-Setting Process

Role of Management. In setting 2016 compensation, our Chief Executive Officer and Chief People Officer worked closely with our Compensation Committee. Both prior to and following the appointment of Mr. Sanborn as Chief Executive Officer, the Compensation Committee has looked to our Chief Executive Officer to make preliminary recommendations regarding compensation for our executive officers other than the CEO because of his daily involvement with our executive team. As to the Chief Executive Officer, the Compensation Committee has worked closely with Compensia and the Chief People Officer to gather data regarding peer group companies and to evaluate potential compensation programs. No executive officer participated directly in the final deliberations or determinations regarding his or her own compensation package.

Role of Our Compensation Committee. Our Compensation Committee oversees all aspects of our executive compensation programs, including base salaries, annual cash bonus opportunities and payouts under our annual bonus plan, and the size and design of equity awards. The Compensation Committee is also responsible for determining the compensation for our Chief Executive Officer, and making recommendations to the Board regarding non-employee director compensation. Our Compensation Committee is expected to meet at least twice a year or more frequently, as determined appropriate by our Compensation Committee.

Compensation Governance. Our Compensation Committee seeks to ensure sound executive compensation practices to adhere to our pay-for-performance philosophy while appropriately managing risk and aligning our compensation with the creation of long-term value for our stockholders. During 2016, the following practices were in effect:

•our Compensation Committee is comprised solely of independent directors under the NYSE listing standards;

•	our Compensation Committee conducts an annual review and approves our compensation strategy; and
•our Compensation Committee retains discretion on annual bonus payouts and other compensation arrangements to enable it to respond to unforeseen events and adjust compensation as appropriate.

Role of Compensation Consultant. Our Compensation Committee retained Compensia to advise on executive compensation matters given its expertise in the technology industry and its knowledge of our peer companies. During 2016, Compensia provided the following services to our Compensation Committee:

•	advised on our executive compensation policies and practices as a publicly- traded company;

•	assisted in the development of the peer group of companies we use to understand market competitive compensation practices; and

•
reviewed and assessed our Chief Executive Officer and other executive officer base salaries, annual cash bonuses and equity award levels, designs and plan structures relative to the market and our peers.

Compensia does not provide any services to us other than the services described above. In April 2016, the Compensation Committee assessed the independence of Compensia pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Compensia from independently advising the Compensation Committee.

Use of Comparative Market Data.

We aim to compensate our executive officers at levels that are commensurate with the levels of compensation for executives in similar positions at a group of peer companies set forth below, with whom we compete for hiring and retaining executive talent. The Compensation Committee uses comparative market data to understand current market levels, trends and practices.

In selecting our compensation peer group, we focused primarily on companies in the financial and technology sector, with a particular interest in marketplace companies. We considered public companies whose business is based in the United States and whose shares are listed on a national securities exchange in the United States because compensation practices vary widely internationally. We considered the revenue, net income and market capitalization of these companies, with a particular focus on companies with strong revenue growth (generally in excess of 15% over one and three year periods) and companies with significant operations in the San Francisco Bay Area. In our final selection, our Compensation Committee believed it appropriate to select peer companies with financial metrics both above and below our own. We also considered the comparability of our company’s business model, organizational complexities, and operating history.

Based on this assessment, in 2016, our Compensation Committee determined to use the following peer group of companies:

CoStar Group	OnDeck
Ellie Mae	Pandora Media
Financial Engines	Shutterstock
Green Dot	Splunk
GrubHub	WebMD
LendingTree	Yelp
MarketAxess Holdings	Zillow

While our Compensation Committee reviewed our executive compensation against our compensation peer group in setting 2016 executive compensation, it did not seek to benchmark our total executive compensation to any particular level. Rather, we sought to compensate our executive officers at a level that would allow us to successfully retain the best possible talent for our executive team.

In addition to considering this data, in making compensation decisions, the Compensation Committee also considered the scope of responsibility of each executive officer, our current practice of maintaining appropriate differentiation between the cash packages of our executive officers, the unvested balances of equity awards for each executive officer, as well as the Compensation Committee's assessment of each executive officer's performance and impact on the organization.

While we do not benchmark to a specific percentile, based on our compensation peer group analysis and other available compensation data, annual base salaries and target total cash compensation for each of our NEOs (other than our Chief Executive Officer) was generally in the upper quartile of similarly situated executives in our compensation peer group. Our Chief Executive Officer's annual base and total cash compensation was in the upper half of our peer group. We believe that this level of compensation was necessary to attract the exceptional talent to lead us in our next generation of growth. Our Compensation Committee expects to periodically review and update this peer group as our business and market environment continue to evolve.

Compensation for Newly Hired Executives

For executives that were hired during 2016, the Compensation Committee considered competitive market data for executives holding similar positions at the companies in our compensation peer group, as well as general market surveys for executive compensation. In addition, the Compensation Committee considered the compensation arrangements of the executives in the company from which we were recruiting. In discussions and negotiations with a potential new executive, the executive will generally expect that the compensation in their position with us to be equal to or greater than the compensation in the position they will be leaving. From time to time, we may provide a newly hired executive a “sign-on” bonus or modified vesting in his or her initial equity award to incent the executive to join our company. In addition, we may ask an executive to relocate to the San Francisco Bay Area from a geographic location with a much lower cost of living and median home price. This may require us to make one-time awards to compensate for the costs and inconvenience of relocating an executive and his or her family.

Role of Stockholder Advisory Vote on Executive Compensation

At our 2016 Annual Meeting, we held a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say on pay” vote. Over 86% of the votes cast by stockholders were voted in favor of our say on pay proposal. Our Compensation Committee considered the result of this advisory vote and has been mindful of the strong support our stockholders expressed for our executive compensation philosophy, objectives and design.

Based on the results of a separate non-binding advisory vote, our stockholders approved, on a non-binding advisory basis, a proposal to hold a non-binding, advisory vote on the compensation of the Company’s NEOs every year. Accordingly, we are holding our third advisory vote on the compensation of our NEOs this year (see Proposal 2) and will hold another advisory vote on the compensation of our NEOs at our 2018 annual meeting. This policy will remain in effect until the next stockholder vote on the frequency of stockholder advisory votes on the compensation of our named executive officers, expected to be held no later than our 2021 annual meeting of stockholders.

Executive Compensation Elements

Elements of Executive Compensation. Our 2016 NEO compensation packages include:

•	base salary;

•	annual cash bonus opportunity;

•	equity-based compensation in the form of stock options and RSUs; and

•	in limited instances, special discretionary retention awards.

We believe that our compensation mix supports our objective of focusing on “at-risk” compensation having significant financial upside based on company and individual performance. We expect to continue to emphasize equity awards because of the direct link that equity compensation provides between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing our value over the long term.

Base Salary. We believe that base salaries are a necessary element of overall compensation in order to attract and retain highly qualified executive officers. While we believe that compensation for the executive team should be more heavily weighted towards long-term equity compensation, we recognize the need to align our compensation with our peers and the companies we compete with for talent. As we have grown from a smaller company, and recruited new executive officers for key roles, we have made competitive adjustments to our base salaries that generally moved our base salaries to the upper quartile of our peers for each role. While we do not specifically benchmark to the upper quartile, we believe this level of compensation is appropriate based on the size of our company and the sophistication of our business.

In February 2016, the Compensation Committee decided to increase the base salaries of our NEOs to align their salaries more closely with the upper half of similar positions in our peer group. Mr. Laplanche's base salary increased by

$88,500, Mr. Sanborn's base salary increased by $75,000, Mr. MacIlwaine's base salary increased by $50,000, Mr. Coleman's salary increased by $25,000, and Ms. Dolan's salary increased by $20,000.

In May 2016, following the promotion of Mr. Sanborn to President and Chief Executive Officer, the Compensation Committee approved an increase of his base salary by an additional an $75,000 in recognition of the greater responsibility he would have in the role. Mr. Bogan also received an increase in his base salary of $25,000 based on the importance of his role in risk management and in overseeing the remediation of the findings of the internal board review. The Compensation Committee also approved an increase of $50,000 to Ms. Dolan's base salary in recognition of the increased responsibilities and prominence she would have among the executive team. Following these increases, our NEO's base salaries, other than our Chief Executive Officer, generally fell in the upper quartile of our peer group. Mr. Sanborn's base salary was slightly below the median of our compensation peer group.

Name	2016 Base Salary
Scott Sanborn	$500,000
Thomas Casey	$425,000
Timothy Bogan	$350,000
Sameer Gulati	$350,000
Bradley Coleman	$280,000
John MacIlwaine	$350,000
Renaud Laplanche (1)	$550,000
Carrie Dolan (1)	$400,000

(1)	Prior to his or her resignation.

The Compensation Committee reviews base salaries on at least an annual basis and may adjust them from time to time, if needed, to reflect changes in market conditions, or other factors.

Cash Bonuses. We use cash bonuses to motivate our executive officers, including NEOs, to achieve our annual financial and operational goals. We base our NEO bonuses on the achievement of financial corporate performance objectives and individual achievement during the year, with potential payouts up to 150% of the target bonus level once the threshold performance levels have been achieved.

Following the departure of Mr. Laplanche, there was significant disruption to our business as we conducted a thorough investigation, identified weaknesses in controls and invested to remediate those weaknesses. We made significant investments in controls and worked to re-establish relationships with existing platform loan investors and to find new loan investors. The Board made modifications to the performance objectives for the cash bonus program to recognize the significant amount of effort our employees, including our NEOs, made to manage mediation efforts and the disruption. As discussed in more detail below, our Compensation Committee authorized payments to our executive officers under the cash bonus plan, but at levels reduced from target.

In addition, with the significant disruption to the business and the need to sustain the continuity of the business while at the same time conducting an extensive investigation and enhancing internal controls, the Compensation Committee determined that it was critically important for certain key individuals to remain in their positions. As discussed in more detail below, the Compensation Committee approved certain special retention awards, consisting of a combination of cash and equity, that would vest over the one-year period from May 2016 through May 2017.

Corporate Performance Objectives. In early 2016, our Compensation Committee selected total revenue and adjusted EBITDA margin as the two financial measures to be used as our corporate performance metrics for the payment of annual cash bonuses for 2016. The target levels for these performance metrics were set at a level that required an exceptional year-over-year increase in our annual total revenue and adjusted EBITDA margin. Following the departure of Mr. Laplanche, the Board and management agreed to make significant expenditures to fully investigate matters relating to internal controls and to invest in remediating those controls. In addition, the disclosures associated with his departure and the internal board review caused a temporary disruption to our business, which required significant investments to rebuild business relationships. The Board properly believed that these were extraordinary, but necessary, investments which first arose after the performance metrics had been established in early 2016. Consequently, our Compensation Committee adjusted the target performance levels for each financial metric to account for the investments and disruption.

Accordingly, following extensive discussions with management regarding the contributions of our employees, including our executive officers to stabilize our business, the Compensation Committee approved revised target performance levels for 2016 of $496.0 million in total revenue, which was weighted at 60%, and an adjusted EBITDA margin target of (1.3)%, which was weighted 40%. Our Compensation Committee believed that the achievement of the performance metrics at the target levels would require excellent leadership, effective management and a clear focus on driving and achieving results during a period of uncertainty.

Adjusted EBITDA is a non-GAAP financial measure that includes net operating revenue less certain non-recurring expenses including interest, and certain non-cash expenses including amortization and depreciation, and stock-based compensation expense. Adjusted EBITDA margin is a non-GAAP financial measure calculated by dividing adjusted EBITDA by total net operating revenue. For additional information about adjusted EBITDA margin, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Reconciliations of Non-GAAP Financial Measures” in our Annual Report.

Individual Performance Measures. We expect a high level of performance from each of our executive officers in carrying out his or her respective responsibilities. As a result, each executive officer is evaluated based on his or her overall performance. Our Chief Executive Officer evaluates each executive officer’s individual performance (other than his own) and compensation level and, for purposes of determining annual cash bonus payouts, makes a recommendation to our Compensation Committee. For 2016, Messrs. Sanborn, Bogan and Coleman, the three named executive officers employed for the full year of 2016, showed extraordinary leadership for the company in stabilizing the business through a period of significant disruption, thoroughly investigating and remediating internal controls and building on the compliance foundation to allow us to responsibly grow in the future. Mr. Gulati joined us in May of 2016 and played a key leadership role in stabilizing the business and leading key strategic and operational initiatives. Mr. Casey joined us in September 2016 and has taken a key leadership role in analyzing the business, building on infrastructure, an environment of internal controls and leading strategic analysis to posture us for our future long term growth.

Bonus Payments for the 2016 performance period. In early 2017, our Compensation Committee reviewed our actual performance for the year ended December 31, 2016 against our corporate performance metrics and determined that we achieved 78% of our revenue target and 62% of our Adjusted EBITDA margin target yielding a blended rate of 71% of corporate performance achievement (as revised to account for investments in strengthening controls and stabilizing the business). This corporate performance percentage was also used to fund the employee bonus pool and used as a guideline to determine the payout rate of all employee cash bonuses.

In determining the level of payments for the new management team, our Compensation Committee considered the following accomplishments in 2016:

•	Stabilized our business following significant disruptions, including quickly developing incentive programs to secure investors on the platform and taking actions to control costs;

•	Increased our borrower base to over 1.8 million individuals;

•	Expanded our retail investor base to over 142,000 self-managed active individual investors;

•	Launched an auto refinance product in October of 2016, a new large consumer category that enables us to enter a market that targets the $283 billion of used auto loans annually;

•	Continually strengthened our control environment so that banks returned to purchasing at scale, funding 31% of total originations for the fourth quarter of 2016, up from 13% in the third quarter;

•	Supported the first rated securitization of Lending Club loans;

•
Ended the year with a servicing portfolio of $11.1 billion, up 24% from the same period of 2015 and delivering more than $6.6 billion of principal and interest payments to investors throughout the year;

•	Ended 2016 with cash, cash equivalents and securities available for sale totaling $803 million, with no outstanding debt; and

•	Completed planned remediation steps related to historical material weakness.

Our Compensation Committee used the same 71% payout percentage to establish the size of the bonuses available to our executive officers, including our NEOs (other than Ms. Dolan), for 2016 and also recognized the significant individual contributions of each of the named executive officers during the year. For any named executive officer who received a special discretionary retention award (as described more fully below), the Compensation Committee also considered and acknowledged the extraordinary individual achievements of our NEOs by increasing the payout percentage to 80% of the NEO’s target annual cash bonus opportunity, and 100% in the case of Messrs. Gulati, Casey and Coleman.

For Mr. Gulati, who joined us during a period of significant uncertainty, the Compensation Committee agreed to pay his annual bonus payment (pro-rated to reflect the time he worked for us in 2016) at 100% of his target annual bonus opportunity. Similarly, for Mr. Casey, who began his employment in September 2016, the Compensation Committee, noting that we would have achieved our target performance for revenue and adjusted EBITDA for the fourth quarter of 2016, determined to pay him an annual bonus payment (pro-rated to reflect the time he worked for us in 2016) at 100% of his target annual cash bonus opportunity. Mr. Coleman received 100% of his target annual cash bonus opportunity in recognition of the important role he brought to our financial reporting and finance organization during a period of significant uncertainty. Ms. Dolan received a pro-rated bonus award for the period from January 1 through August 2, 2016, based on a 75% payout percentage estimate at the time the award was approved.

Mr. MacIlwaine's bonus target was also increased from 50% to 60% in February 2016. Ms. Dolan's target bonus percentage was increased from 50% to 75% in May 2016 in recognition of the increased role she would play in our transition of leadership, and Mr. Sanborn's bonus target was increased to 100% in connection with his promotion to Chief Executive Officer.

The following table sets forth the annual cash bonuses paid in the first quarter of 2017 to each of our NEOs for 2016:

	Annual Salary ($)	Bonus Target (%)	Bonus Target ($)	Blended Bonus Achievement (%)	Total Bonus Payout ($)
Scott Sanborn	500,000	100	500,000	80	400,000
Thomas Casey	425,000	75	90,574	100	90,574
Timothy Bogan	350,000	60	210,000	80	168,000
Sameer Gulati	350,000	65	142,965	100	142,965
Bradley Coleman	280,000	45	126,000	100	126,000
John MacIlwaine	350,000	60	210,000	N/A	—
Renaud Laplanche	550,000	85	467,500	N/A	—
Carrie Dolan	400,000	75	176,230	75	131,918

Mr. Laplanche was not considered for any bonus. Mr. MacIlwaine was not eligible to receive his cash bonus for 2016 because he resigned prior to the payment of such bonuses.

Equity Compensation. Most of our executive officers’ target total direct compensation is delivered through equity awards. Consistent with our compensation objectives, we believe this approach aligns our executive team’s contributions with our stockholders' long-term interests, to attract executives of the highest caliber and retain them for the long term. In addition to the initial equity award that each executive officer receives as part of his or her new hire package, the Compensation Committee typically grants our executives additional equity awards each year as part of our company-wide equity refresh program. In granting annual equity awards, the Compensation Committee customarily considers, among other things, the executive officer’s cash compensation, the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value, our financial results, an evaluation of the expected and actual performance of each executive officer, his or her individual contributions and responsibilities and market conditions.

First Quarter 2016 Equity Awards

In February 2016, the Compensation Committee reviewed the aggregate stock options held by each NEO and analyzed each NEO's total equity holdings in light of the fact no equity awards were granted to NEOs in 2015. Based on this analysis and the recommendation of individual performance from Mr. Laplanche (who did not participate in discussions regarding his own equity compensation), the Compensation Committee made meaningful equity awards in the form of stock options, or RSUs in the case of Mr. Coleman. Subsequent to these awards, Mr. Sanborn and Mr. Bogan opted to receive their 2015 cash bonus in the form of fully vested stock options with a grant date fair value equal to the amount of the cash bonus, net of withholding for tax. Mr. Bogan later forfeited this option and received his original 2015 cash bonus in the form of cash.

Second Quarter Equity Awards

In May 2016, as we transitioned to a new Chief Executive Officer and continued our internal review and remediation of controls, the Compensation Committee granted additional awards in May 2016 for the retention of key employees, including NEOs, which is discussed further in “Special Discretionary Retention Awards” below. In light of Mr. Sanborn's new role, the Compensation Committee approved an award of 1,424,502 RSUs to compensate him for his promotion and increased role as our Chief Executive Officer. Similarly, Ms. Dolan received an award of 857,844 RSUs in recognition of her increased role in the leadership transition. Mr. Coleman received a promotional grant of 271,740 RSUs in connection with this appointment as our Principal Accounting Officer and Interim-Chief Financial Officer.

Third Quarter Equity Awards

In connection with his promotion to Chief Risk Officer, in August 2016, the Compensation Committee approved an equity award to Mr. Bogan to align his overall equity compensation with those in similar roles at our peer group. This award was also intended to recognize Mr. Bogan’s significant contributions to the Company leading up to the award and his critical role in its future success.

We generally perform our annual equity review process in February each year, however, in 2016, we made the decision to shift our annual equity review process to September. While we do not anticipate a permanent change in the timing of our annual equity review process, some NEOs may receive annual equity awards in September, based on their hire date. Following the completion of that review process, the Compensation Committee approved equity awards for certain key employees. Only one award was made to an NEO, Mr. MacIlwaine, and the majority of his award was forfeited upon his resignation in January 2017.

Equity Forfeitures

The equity awards granted to our Named Executive Officers in 2016 are set forth in the “Summary Compensation Table” and the “2016 Grants of Plan-Based Awards Table” below. All unvested equity awards made to Mr. Laplanche, including 100% of the awards granted in 2016, were forfeited when Mr. Laplanche resigned in 2016. For the NEOs who resigned, as a whole, over 90% of options or RSUs awarded in 2016 were forfeited upon their resignation.

Special Discretionary Retention Awards. Certain key employees, including NEOs, received special cash and/or equity retention awards in May 2016 following the resignation of Mr. Laplanche and other senior managers. These were one time awards made in recognition of the critical need to reward and retain the individuals who were most critical to facilitating the successful transition of leadership and the extensive work needed to review and remediate internal controls. The Compensation Committee determined to pay a portion of the cash portion of the awards in November 2016 with the remainder to be paid in May 2017. The equity awards will become fully vested in a lump sum amount in May 2017. These special discretionary retention awards were not, and are not intended to become an element of our ongoing executive compensation philosophy. Rather, these awards were intended to retain individuals key to the continuity and recovery of our business during a significant organizational change and disruption.

The special discretionary retention awards to our NEOs consisted of $500,000 in cash in the case of Mr. Sanborn and Ms. Dolan, $500,000 cash and $500,000 of equity in the case of Messrs. Bogan and MacIlwaine, and $250,000 cash and

$250,000 of equity in the case of Mr. Coleman. Half of the cash award was paid in November 2016, and the remainder will be paid (or vest in the case of RSUs) in the second quarter of 2017. Mr. MacIlwaine forfeited his $500,000 equity award and neither Ms. Dolan nor Mr. MacIlwaine received the second $250,000 portion of the cash award upon their resignation.

Separately, Mr. Coleman received an additional special discretionary retention award of $250,000 cash and $250,000 of equity in June 2016 that was paid (or vested in the case of RSUs) in December 2016. Mr. Bogan also received a $250,000 special cash bonus award for his significant and tireless efforts in connection with the internal board review and subsequent remediation of our material weakness in our internal controls over financial reporting.

Other Compensation Information

Benefits Programs

Our employee benefits programs, including our 401(k) plan, our 2014 Employee Stock Purchase Plan (ESPP) and health and well-being programs, are designed to provide a competitive level of benefits to our employees, including our executive officers and their families. We adjust our employee benefit programs as needed based on regular monitoring of applicable laws and practices and the competitive market. Our executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other full-time employees.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites to our executive team. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive in the performance of his or her duties, to make our executive team more efficient and effective and for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits will be subject to review and approval by our Compensation Committee.

Employment Agreements

We have entered into employment agreements or offer letters with each of the named executive officers. These agreements provide for “at-will” employment and generally include the NEO's initial base salary, initial equity award and an indication of eligibility for an annual cash incentive award opportunity. These employment agreements also provide for payments upon a change in control of our company or termination of the named executive officer in certain circumstances. We believe that these protections are necessary to induce these individuals to forego other opportunities. We also believe that entering into these arrangements will help our executives maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of our company. For a summary of the material terms and conditions of these agreements, see “-Employment Agreements,” below.

162(m) Tax Deductibility

Section 162(m) of the Code limits the amount that we may deduct from our federal income taxes for remuneration paid to our NEOs (other than our CFO) to $1 million per executive officer per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” as well as for the gain recognized by covered executive officers on the exercise of qualifying compensatory stock options. In addition, “grandfather” provisions may apply to certain compensation arrangements that were entered into by a corporation before it was publicly held. While our Compensation Committee is mindful of the benefit to us of the full deductibility of compensation, our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our Compensation Committee has not adopted a policy that requires that all compensation be deductible and, accordingly, income recognized from equity or other awards granted after April 1, 2015 may be non-deductible. Our Compensation Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of our company and stockholders. In addition, because of the fact-based nature of the performance-based compensation exception under Section 162(m) and the limited availability of formal guidance thereunder, we cannot guarantee that any compensation arrangements intended to qualify for exemption under Section 162(m) will actually receive this treatment.

Hedging and Pledging Policy

We have established an Insider Trading Policy, which, among other things, prohibits short sales, engaging in transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities. In addition, as of June 2016, our officers and directors are prohibited from pledging any of our securities as collateral for a loan and from holding any of our securities in a margin account.

Compensation Risk Assessment

Our management team evaluates and mitigates any risk that may exist relating to our compensation plans, practices and policies for all employees, including our NEOs. Management assesses all of our executive, sales and broad-based compensation plans to determine if any provisions or practices create undesired or unintentional risk of a material nature. This risk assessment process includes a review of plan design, including business drivers and performance measures. Incentive compensation plan design varies across our business based on differing goals established for particular business functions. Incentive compensation targets are reviewed annually and adjusted as necessary to align with our company performance goals and overall compensation to ensure an appropriate balance between fixed and variable pay components and between short- and long-term incentives. Our management has concluded that these policies and practices do not create risk that is reasonably likely to have a material adverse effect on us.

The following table provides information regarding the compensation earned during the years ended December 31, 2016, 2015 and 2014 by each of our NEOs:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)(1)	Stock Awards(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Scott Sanborn	2016	459,375	250,000(4)	400,000	5,000,002	5,251,762	—	11,361,139
President and Chief Executive Officer	2015	350,000	48,812(5)(6)	369,688	—	—	—	768,500
	2014	345,833	—	297,131	—	5,390,809	—	6,033,773

Thomas Casey	2016	122,349(7)	300,000(8)	90,574	1,350,005	3,146,894	13,906(9)	5,023,728
Chief Financial Officer

Timothy Bogan	2016	340,625	500,000(10)	168,000	3,250,009	824,607	—	5,083,241
Chief Risk Officer

Sameer Gulati	2016	218,750	—	142,965	4,298,476	201,528	151,397(9)	5,013,116
Chief Operations Officer

Bradley Coleman	2016	275,833	375,000(11)	126,000	2,500,019	—	—	3,276,852
Corporate Controller, Principal Accounting Officer and Former Interim-Chief Financial Officer

John MacIlwaine (12)	2016	341,667	250,000(4)	—	2,000,009	2,495,806	—	5,087,482
Former Chief Technology Officer	2015	300,000	66,250(13)	243,750	—	—	—	610,000
	2014	300,000	—	170,158	—	1,931,036	—	2,401,194

Renaud Laplanche (14)	2016	180,042	—	—	—	7,827,012(15)	—	8,007,054
Former Chief Executive Officer	2015	461,500	—	549,185	—	—	—	1,010,685
	2014	438,750	—	409,690	—	10,781,599	—	11,630,039

Carrie Dolan (16)	2016	213,401(17)	250,000(18)	131,918(18)	3,500,004	1,497,483	152,016(19)	5,744,821
Former Chief Financial Officer	2015	330,000	—	231,000	—	—	—	561,000
	2014	329,167	—	180,558	—	2,655,166	—	3,164,891

(1)	For more information regarding our non-equity incentive plan awards, see “-Compensation Discussion and Analysis-Executive Compensation Elements-Cash Bonuses.”

(2)
The amounts reported in this column do not reflect the amounts actually received by our NEOs. The amounts instead reflect the aggregate grant date fair value of RSUs made to the NEO in 2016, computed in accordance with the FASB ASC Topic 718. Assumptions used in the calculations are included in Note 15 to the consolidated financial statements included in our Annual Report. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value for RSUs is measured based on the closing fair market value of our common stock on the date of grant.

(3)
The amounts reported in this column do not reflect the amounts actually received by our NEOs. These amounts instead reflect the aggregate fair value of each stock option granted to our NEOs in 2016, as computed using the Black-Scholes option pricing in accordance with FASB ASC Topic 718. Assumptions used in the calculations are included in Note 15 to the consolidated financial statements included in our Annual Report. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our NEOs who have received options will only realize compensation with regard to these options to the extent that the NEO's fulfill the vesting requirements and the market price of our common stock is greater than the exercise price of such options on the day of exercise.

(4)	Represents the 50% of the cash portion of the special discretionary retention award paid in 2016.

(5)
Mr. Sanborn elected to receive 100% of his 2015 bonus (including amounts reported in the columns entitled Bonus and Non-Equity Incentive Plan) in the form of a fully vested stock option to purchase 59,495 shares of our common stock. The aggregate grant date fair value of these stock options was $260,154, which was equal to his Bonus and Non-Equity Incentive Plan payments, net of his withholding for tax.

(6)	Represents the discretionary portion of Mr. Sanborn’s award that was in excess of the maximum possible payout under the non-equity incentive plan in 2015.

(7)	Represents a prorated annualized salary of $425,000.

(8)	Represents 50% of Mr. Casey's sign on bonus, the remainder of which will be paid in 2017.

(9)	Represents certain non-qualified relocation expenses paid by the Company. The Company anticipates that additional amounts will be paid in 2017 for Mr. Casey.

(10)	The amount reported includes $250,000, which represents 50% of the cash portion of the special discretionary retention award paid in 2016 and an additional $250,000 special cash award.

(11)
The amount reported includes $125,000, which represents 50% of the cash portion of the $250,000 special discretionary retention award paid in 2016 and the additional $250,000 cash portion of the special discretionary retention award paid in December 2016.

(12)	Mr. MacIlwaine resigned from the Company, effective January 19, 2017.

(13)	Represents the discretionary portion of Mr. MacIlwaine’s award that was in excess of the maximum possible payout under the non-equity incentive plan in 2015.

(14)	Mr. Laplanche resigned from the Company, effective May 6, 2016.

(15)	These options expired 90 days after Mr. Laplanche's resignation, and were “underwater“ at the time of his resignation.

(16)	Ms. Dolan resigned from her role as Chief Financial Officer, effective August 2, 2016.

(17)	Represents Ms. Dolan's salary from January 1, 2016 through her resignation on August 2, 2016.

(18)
In connection with Ms. Dolan's resignation, the Compensation Committee approved the payment of 50% of the cash portion of the special discretionary retention award in 2016 and a prorated corporate bonus.

(19)	Represents Ms. Dolan's compensation as an advisor from August 2, 2016 through December 31, 2016.

Grants of Plan-Based Awards in 2016

The following table sets forth certain information regarding grants of plan-based awards to our NEOs during 2016:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock	All Other Stock Awards: Number of Shares of Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Aggregate Grant Date Fair Value of Stock and Option Awards ($)(2)
Scott Sanborn	Cash	N/A	—	500,000	750,000	—	—	—	—
	Options	2/26/16	—	—		—	1,172,943	8.41	4,991,608
	Options	3/3/16	—	—		—	59,495	9.56	260,154
	RSUs	5/14/16	—	—		1,424,502	—	—	5,000,002

Thomas Casey	Cash	N/A	—	90,574	135,861	—	—	—	—
	Options	9/26/16	—	—		—	1,038,349	6.11	3,146,894
	RSUs	9/26/16	—	—		220,950	—	—	1,350,005

Timothy Bogan	Cash	N/A	—	210,000	315,000	—	—	—	—
	Options	2/26/16	—	—		—	58,648	8.41	249,584
	RSUs	2/26/16	—	—		89,180	—	—	750,004
	Options	3/3/16	—	—		—	17,082	9.56	74,694
	RSUs	5/11/16	—	—		122,550	—	—	500,004
	Options	8/25/16	—	—		—	181,982	5.52	500,329

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock	All Other Stock Awards: Number of Shares of Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Aggregate Grant Date Fair Value of Stock and Option Awards ($)(2)
	RSUs	8/25/16	—	—		362,319	—	—	2,000,001

Sameer Gulati	Cash	N/A	—	142,965	214,446	—	—	—	—
	Options	5/26/16	—	—		—	91,563	4.37	201,528
	RSUs	5/26/16	—	—		983,633	—	—	4,298,476

Bradley Coleman	Cash	N/A	—	126,000	189,000	—	—	—	—
	RSUs	2/26/16	—	—		59,454	—	—	500,008
	RSUs	5/26/16	—	—		57,209	—	—	250,003
	RSUs	6/13/2016	—	—		56,307	—	—	250,003
	RSUs	8/25/2016	—	—		271,740	—	—	1,500,004

John MacIlwaine	Cash	N/A	—	210,000	315,000	—	—	—	—
	Options	2/26/16	—	—		—	586,472	8.41	2,495,806
	RSUs	5/11/16	—	—		122,550	—	—	500,004
	RSUs	9/26/16	—	—		245,500	—	—	1,500,005

Renaud Laplanche	Cash	N/A	—	162,220	243,330	—	—	—	—
	Options	2/26/16	—	—		—	1,759,414	8.41	7,487,410
	Options	3/3/16	—	—		—	77,664	9.56	339,601

Carrie Dolan	Cash	N/A	—	176,230	264,345	—	—	—	—
	Options	2/26/16	—	—		—	351,883	8.41	1,497,483
	RSUs	5/11/16	—	—		857,844	—	—	3,500,004

(1)
The non-equity incentive plan provides no minimum threshold. “Target” is a dollar value based on the NEO's target bonus percentage and base salary in effect on December 31, 2016. This amount assumes achievement of target corporate and individual performance measures and is pro-rated for the period employed during 2016. The maximum award is 150% of target for all NEOs. Actual non-equity incentive plan awards received for the fiscal 2016 period were $400,000, $90,574, $168,000, $142,965, $126,000 and $131,918 for Messrs. Sanborn, Casey, Bogan, Gulati, Coleman and Ms. Dolan, respectively. Messrs. Laplanche and MacIlwaine did not receive a non-equity incentive plan award. For more information regarding the achievement of these non-equity incentive plan awards, see “-Compensation Discussion and Analysis-Executive Compensation Program Components-Cash Bonuses.”

(2)
The amounts reported in this column represent the aggregate grant date value of each award, without regard to forfeitures and computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in Note 15 to the consolidated financial statements included in our Annual Report. Note that the amounts reported in this column reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by the NEO.

2016 Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information regarding outstanding equity awards held by our NEOs that remained outstanding as of December 31, 2016:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Scott Sanborn	1,308,060	(2)	—	0.10	05/28/2010	05/28/2020	—		—
	790,000	(2)	—	0.70	10/16/2012	10/16/2022	—		—
	591,036	(3)	759,908	4.99	02/24/2014	02/24/2024	—		—
	219,926	(4)	953,017	8.41	02/26/2016	02/26/2026	—		—
	59,495	(2)	—	9.56	03/03/2016	03/03/2026	—		—
	—		—	—	05/14/2016	05/14/2026	1,246,440	(5)	6,543,810

Thomas Casey	64,896	(6)	973,453	6.11	09/26/2016	09/26/2026	—		—
	—		—	—	09/26/2016	09/26/2026	207,141	(6)	1,087,490

Timothy Bogan	73,390	(7)	62,650	8.94	08/04/2014	08/04/2024	—		—
	—		—	—	2/25/2015	2/25/2025	5,486	(4)	28,802
	10,996	(4)	47,652	8.41	2/26/2016	2/26/2026	—		—
	—		—	—	02/26/2016	02/26/2026	72,459	(4)	380,410
	—		—	9.56	03/03/2016	03/03/2026	—		—
	—		—	—	05/11/2016	05/11/2026	122,550	(8)	643,388
	11,373	(5)	170,609	5.52	08/25/2016	08/25/2026	—		—
	—		—	—	08/25/2016	08/25/2026	339,675	(5)	1,783,294

Sameer Gulati	13,352	(9)	78,211	4.37	05/26/2016	05/26/2026	—		—
	—		—	—	05/26/2016	05/26/2026	228,833	(8)	1,201,373
	—		—	—	05/26/2016	05/26/2026	644,727	(9)	3,384,817

Bradley Coleman	150,000	(2)	50,000	4.99	12/18/2013	12/18/2023	—		—
	52,500	(3)	67,500	4.99	02/24/2014	02/24/2024	—		—
	—		—	—	02/25/2015	02/25/2025	13,714	(5)	71,999
	—		—	—	02/26/2016	02/26/2026	48,307	(5)	253,612
	—		—	—	05/26/2016	05/26/2026	57,209	(8)	300,347
	—		—	—	08/25/2016	08/25/2026	254,757	(5)	1,337,474

John MacIlwaine	739,740	(2)	—	0.70	10/16/2012	10/16/2022	—		—
	211,712	(3)	272,208	4.99	02/24/2014	02/24/2024	—		—
	109,963	(4)	476,509	8.41	02/26/2016	02/26/2026	—		—
	—		—	—	05/11/2016	05/11/2026	122,550	(8)	643,388
	—		—	—	09/26/2016	09/26/2026	230,157	(6)	1,208,324

Renaud Laplanche	—		—	—	—	—	—		—

Carrie Dolan	101,358	(2)	—	0.10	02/23/2011	03/31/2017	—		—
	549,227	(2)	—	0.70	10/16/2012	03/31/2017	—		—
	291,104	(3)	374,284	4.99	02/24/2014	03/31/2017	—		—
	65,978	(4)	285,905	8.41	02/26/2016	03/31/2017	—		—
	—		—	—	05/11/2016	01/01/2017	—		—

(1)	Calculated based on the closing price of $5.25 of our common stock on December 30, 2016.

(2)	The option is fully vested.

(3)	Becomes fully vested after five years, with 1/16th vesting on the one-year anniversary of the grant date, and 1/16th vesting quarterly thereafter.

(4)	Becomes fully vested after four years, with 1/16th vesting on May 25, 2016, and 1/16th vesting quarterly thereafter.

(5)	Becomes fully vested after four years, with 1/16th vesting ratably each quarter from the grant date.

(6)	Becomes fully vested after four years, with 1/16th vesting on November 25, 2016, and 1/16th vesting quarterly thereafter.

(7)	Becomes fully vested after four years, with 25% vesting on July 14, 2015, and 1/16th quarterly thereafter.

(8)	Becomes fully vested one year from the grant date.

(9)	Becomes fully vested after four years, with 1/48th vesting ratably each month from the grant date.

2016 Option Exercises and Stock Vested

The following table sets forth for each of our NEOs the number of shares of our common stock acquired upon the exercise of stock options during 2016 and the aggregate value realized upon exercise:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Scott Sanborn	70,000	693,382	178,062	1,027,418
Thomas Casey	—	—	13,809	82,025
Timothy Bogan	—	—	41,803	238,032
Sameer Gulati	—	—	110,073	579,927
Bradley Coleman	—	—	90,531	485,398
John MacIlwaine	150,000	894,209	15,343	91,137
Renaud Laplanche	7,030,000	24,952,108	—	—
Carrie Dolan	52,300	131,368	107,230	621,934

(1)
The value realized on exercise represents the difference between the aggregate market price of the shares underlying the options exercised on the date of exercise and the aggregate price of the option.

(2)	The value realized upon the vesting and settlement of an RSU represents the aggregate market price of the shares of our common stock on the date of settlement.

Employment Agreements

We have entered into employment agreements or offer letters with each of the named executive officers. These agreements provide for at-will employment, a base salary and initial equity award in amounts determined by our Compensation Committee, a cash bonus based on a target percentage of the NEO’s then-current base salary determined by our Compensation Committee and standard employee benefit programs. For Mr. Casey, the employment agreement also provides for Company-provided relocation assistance. While Mr. Laplanche, Ms. Dolan and Mr. MacIlwaine appear as NEO’s for the year, none are currently employed by the Company.

If an NEO other than Mr. Sanborn is terminated without cause or resigns with good reason within 12 months following a change in control, he or she will be entitled to receive (i) a lump sum payment equal to 12 months of the NEOs base salary (as in effect immediately prior to the change in control or termination, whichever is greater), (ii) a lump sum payment equal to the greater of 100% of the NEOs target bonus or most recent actual bonus payout, (iii) 12 monthly cash payments equal to the monthly COBRA premium at the time of the NEOs termination and (iv) accelerated vesting with respect to all of the NEOs unvested equity awards. If an NEO other than Mr. Sanborn is terminated without cause or for good reason not within 12 months following a change in control, he or she will be entitled to receive (i) a lump sum payment equal to six months of the NEOs base salary, (ii) a lump sum payment of the pro-rated amount of the NEO’s bonus as if he or she had been employed through the calendar year, to be determined in our sole discretion and (iii) six monthly cash payments equal to the monthly COBRA premium at the time of the NEOs termination.

If Mr. Sanborn is terminated without cause or for good reason within 12 months following a change in control, he will be entitled to receive (i) a lump sum payment equal to 18 months of his base salary (as in effect immediately prior to the change in control or termination, whichever is greater), (ii) a lump sum payment equal to the greater of 150% of his target bonus or most recent actual bonus payout, (iii) 18 monthly cash payments equal to the monthly COBRA premium at the time of his termination and (iv) accelerated vesting with respect to all of his unvested equity awards. If Mr. Sanborn is terminated without cause or for good reason not within 12 months following a change in control, he will be entitled to receive (i) a lump sum payment equal to 12 months of his base salary, (ii) a lump sum payment of the pro-rated amount of his bonus as if he had been employed through the calendar year, to be determined in our sole discretion and (iii) 12 monthly cash payments equal to the monthly COBRA premium at the time of his termination.

All payments upon termination are subject to the NEO’s return of our property and release of claims against us. If the NEO’s employment is terminated for cause or voluntarily, then he or she will not receive any payments upon termination. Under the employment agreements, the NEOs are also subject to covenants regarding confidentiality, invention assignment and prohibition on solicitation of our employees or independent contractors for a period of six months following the termination of employment.

Under the employment agreements, “cause” means: (i) conviction in a criminal proceeding involving fraud, embezzlement, bribery, forgery, counterfeiting, extortion, dishonesty or moral turpitude, or any felony or misdemeanor charge; (ii) any act or omission by the NEO involving dishonesty, disloyalty or fraud; (iii) a breach of fiduciary duty; (iv) substantial, willful or repeated disregard of the lawful and reasonable directives of our Board or our Chief Executive Officer clearly communicated in writing to the NEO, if not remedied within 30 days of the notice; (v) a breach of any non-solicitation or other restrictive covenant set forth in any agreement between the NEO and us, if not cured within 30 days of the notice; (vi) gross negligence or willful misconduct with respect to us or our customers, clients, contractors or vendors; (vii) an order, ruling or determination by a government body, court or self-regulatory organization that imposes a bar or disqualification on the NEOs employment with us; (viii) violation of our policies against unlawful discrimination and harassment; (ix) repeated alcohol or substance abuse while performing services for us; or (x) abandonment or gross dereliction of work duties.

Under the employment agreements, “change in control” means: (i) any merger or consolidation of us with or into another entity (other than any such merger or consolidation in which our stockholders immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the outstanding capital stock or other ownership interests in the surviving corporation); (ii) any sale, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of our assets; or (iii) any other transaction or series of related transactions pursuant to which a single person or entity (or group of affiliated persons or entities) acquires from us or our stockholders a majority of our outstanding voting power or other ownership interest.

Under the employment agreements, for each NEO other than Mr. Casey, “good reason” means: (i) a material diminution in base compensation unless the base salary of a majority of other employees at the same level as the NEO is also proportionately reduced; (ii) a change in the geographic location at which the NEO must perform services of greater than 50 miles; or (iii) any other action or inaction that constitutes a material breach by us of the employment agreement, subject to certain exceptions. For Mr. Casey, in addition to the matters described above, “good reason” also means: (i) a material diminution in the Executive’s authority, duties, or responsibilities; (ii) a change in circumstances (whether or not after a Change in Control) such that Executive, while remaining the Company’s Chief Financial Officer, is no longer the most senior financial officer of a publicly traded corporation reporting directly to the CEO.

Potential Payments Upon Termination or Change in Control

Under the terms of the new employment agreements that we entered into with each of our NEOs, they are eligible to receive certain benefits in connection with the termination of their employment, depending on the circumstances, as further described above.

The actual amounts that would be paid or distributed to our NEOs as a result of a termination event occurring in the future may be different than those set forth below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the

NEO’s base salary and the market price of our common stock at the time of the termination event. Additionally, we or an acquirer may mutually agree with the NEOs on severance terms that vary from those provided in pre-existing agreements.

The tables below set forth the value of the benefits that each of our NEOs would be entitled to receive upon a qualifying termination event as of December 31, 2016. As used in the tables below, “involuntary termination” means termination without cause or for good reason, as described above.

Scott Sanborn

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$500,000	$750,000
Bonus (1)	750,000	1,000,000
Health, dental and vision benefits	17,296	25,944
Equity Acceleration (2)	—	6,741,386
Total potential severance payment	$1,267,296	$8,517,330

(1)
Assumes a cash bonus payment equal for 100% of Mr. Sanborn's target bonus for the fiscal year 2016 performance period, and acceleration of the remaining $250,000 cash portion of the special discretionary retention award.

(2)	Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 30, 2016, and, in the case of stock options, minus the exercise price).

Thomas Casey

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$212,500	$425,000
Bonus (1)	318,750	318,750
Health, dental and vision benefits	10,945	21,891
Equity Acceleration (2)	—	1,087,490
Total potential severance payment	$542,195	$1,853,131

(1)	Assumes a cash bonus payment equal to 100% of Mr. Casey’s target bonus for the fiscal year 2016 performance period.

(2)	Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 30, 2016, and, in the case of stock options, minus the exercise price).

Timothy Bogan

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$175,000	$350,000
Bonus (1)	460,000	460,000
Health, dental and vision benefits	6,056	12,113
Equity Acceleration (2)	—	2,835,893
Total potential severance payment	$641,056	$3,658,006

(1)
Assumes a cash bonus payment equal to 100% of Mr. Bogan's target bonus for the fiscal year 2016 performance period, and acceleration of the remaining $250,000 cash portion of the special discretionary retention award.

(2)	Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 30, 2016, and, in the case of stock options, minus the exercise price).

Sameer Gulati

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$175,000	$350,000
Bonus (1)	227,500	227,500
Health, dental and vision benefits	—	—
Equity Acceleration (2)	—	4,655,016
Total potential severance payment	$402,500	$5,232,516

(1)	Assumes a cash bonus payment equal to 100% of Mr. Gulati’ s target bonus for the fiscal year 2016 performance period.

(2)	Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 30, 2016, and, in the case of stock options, minus the exercise price).

Bradley Coleman

Mr. Coleman does not have an employment agreement and is not entitled to any severance upon a qualifying termination event. He will, however, be entitled to the acceleration of the special discretionary retention award upon a qualifying termination.

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$—	$—
Bonus (1)	125,000	125,000
Health, dental and vision benefits	—	—
Equity Acceleration	300,347	300,347
Total potential severance payment	$425,347	$425,347

(1)	Represents acceleration of the remaining $125,000 cash portion of the special discretionary retention award.

(2)	Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 30, 2016, and, in the case of stock options, minus the exercise price).

Renaud Laplanche

Mr. Laplanche did not receive any severance or termination payments or benefits upon his resignation on May 6, 2016.

Carrie Dolan

Following Ms. Dolan’s resignation from her role as Chief Financial Officer on August 2, 2016, she continued to advise us through December 31, 2016. In exchange for her services, the Compensation Committee approved a continuing salary at the rate of $350,000 per year and continued equity vesting through December 31, 2016. Additionally, Ms. Dolan received $250,000 in cash from her special discretionary retention award and a prorated corporate bonus of $131,917.

John MacIlwaine

Mr. MacIlwaine did not receive any severance or termination payments or benefits upon his resignation on January 19, 2017.

Rule 10b5-1 Sales Plans

Certain of our non-employee directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes compensation plans under which our equity securities are authorized for issuance as of December 31, 2016:

Plan Category	(a) Total Number of Securities Issued Upon Exercise of Outstanding Options, Warrants, and Rights (1)	(b) Weighted-average Exercise Price of Outstanding Options, Warrants, and Rights ($) (2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (3)
Equity compensation plans approved by security holders	62,720,419	4.79	33,220,179
Equity compensation plans not approved by security holders	—	—	—

(1)	Prior to our IPO, we granted awards under our 2007 Stock Incentive Plan. Following our IPO, we granted awards under our 2014 Equity Incentive Plan.

(2)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price.

(3)
Includes 2007 Stock Incentive Plan, 2014 Equity Incentive Plan and 2014 Employee Stock Purchase Plan. Our 2014 Equity Incentive Plan provides for automatic increases in the number of shares available for issuance under it on January 1 of each year by the lesser of 5% of the number of shares of common stock issued and outstanding on each December 31 immediately prior to the date of increase or the number determined by our Board. Similarly, on January 1 of each year, the aggregate number of shares of our common stock reserved for issuance under our 2014 Employee Stock Purchase Plan shall be increased automatically by the number of shares equal to 1% of the total number of outstanding shares of our common stock on the immediately preceding December 31.

REPORT OF THE COMPENSATION COMMITTEE

This report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (Securities Act), or under the Securities Exchange Act of 1934, as amended (Exchange Act), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by referenced into our Annual Report.

THE COMPENSATION COMMITTEE

Daniel Ciporin
Jeffrey Crowe (Chair)
John J. Mack

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2017, by:

•	each of our directors;

•	each of our named executive officers;

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options and warrants that are exercisable within 60 days after March 31, 2017. Except as otherwise indicated in the footnotes to the table below, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

We calculated percentage ownership based on 402,844,213 shares of common stock outstanding as of March 31, 2017 (not including treasury shares). In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of capital stock subject to RSU’s, options or other convertible securities held by that person that are exercisable within 60 days of March 31, 2017. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to the table below, addresses of named beneficial owners are in care of LendingClub Corporation, 71 Stevenson Street, Suite 300, San Francisco, California 94105.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors:
Scott Sanborn (1)	4,227,822	1.03%
Thomas Casey (2)	225,893	*
Timothy Bogan (3)	332,958	*
Sameer Gulati (4)	396,679	*
Bradley Coleman (5)	384,785	*
John MacIlwaine (6)	828,941	*
Renaud Laplanche (7)	8,525,492	2.07%
Carrie Dolan (8)	1,903,242	*
Daniel Ciporin (9)	1,042,235	*
Jeffrey Crowe (10)	13,388,433	3.25%
John J. Mack (11)	3,058,359	*
Timothy Mayopoulos (12)	—	*
Mary Meeker (13)	2,360,396	*
John C. (Hans) Morris (14)	1,298,007	*
Lawrence Summers (15)	985,895	*
Simon Williams (16)	458,207	*
All executive officers and directors as a group (19 persons) (17)	40,037,429	9.72%
5% Stockholders:
Entities Affiliated with Shanda Media LTD (18)	57,739,270	14.02%
Entities Affiliated with Sands Capital Management, LLC (19)	29,256,320	7.11%
Entities Affiliated with Vanguard Group Inc. (20)	25,983,680	6.31%
Entities Affiliated with Morgan Stanley Investment Management Inc. (21)	24,164,719	5.87%
Entities Affiliated with Foundation Capital, LLC (22)	21,849,648	5.31%
Entities Affiliated with BlackRock, Inc. (23)	21,250,678	5.16%

*	Represents beneficial ownership of less than 1%.

(1)
Represents (i) 820,385 shares held by Mr. Sanborn, (ii) 3,284,003 shares underlying stock options exercisable within 60 days, and (iii) 123,434 RSUs vesting within 60 days of March 31, 2017 held by Mr. Sanborn.

(2)
Represents (i) 17,393 shares held by Mr. Casey, (ii) 194,690 shares underlying stock options exercisable within 60 days, and (iii) 13,810 RSUs vesting within 60 days of March 31, 2017 held by Mr. Casey.

(3)
Represents (i) 37,843 shares held by Mr. Bogan, (ii) 143,738 shares underlying stock options exercisable within 60 days, and (iii) 151,377 RSUs vesting within 60 days of March 31, 2017 held by Mr. Bogan.

(4)
Represents (i) 96,306 shares held by Mr. Gulati, (ii) 22,890 shares underlying stock options exercisable within 60 days, and (iii) 277,483 RSUs vesting within 60 days of March 31, 2017 held by Mr. Gulati.

(5)
Represents (i) 75,352 shares held by Mr. Coleman, (ii) 230,000 shares underlying stock options exercisable within 60 days, and (iii) 79,433 RSUs vesting within 60 days of March 31, 2017 held by Mr. Coleman.

(6)
Based solely on the Exit Form 4 filed on January 20, 2017 and represents (i) 33,763 shares held by Mr. MacIlwaine, (ii) 795,178 shares underlying stock options exercisable within 60 days of March 31, 2017 held by Mr. MacIlwaine.

(7)
Based solely on the Exit Form 4 filed on May 9, 2016 and represents (i) 4,525,492 shares held by Renaud Laplanche and Natalia Dimtrieva, As Trustees of The Brant Point Trust U/A Dated 10/29/14 , (ii) 4,000,000 shares held by Laplanche Dmitrieva Family 2012 Irrevocable Trust U/A DTD December 17, 2012.

(8)
Based solely on the Exit Form 4 filed on August 16, 2016 and represents (i) 1,672,381 shares held by Dolan Family Trust U/A DTD 1/27/2003, (ii) 220,000 shares held by Dolan Family 2014 Irrevocable GST Exempt Trust (iii) 10,861 shares held by Ms. Dolan.

(9)	Represents (i) 993,963 shares held by Mr. Ciporin and (ii) 48,272 shares held by Daniel Ciporin 2014 Family Trust.

(10)
Represents (i) 44,255 shares held by Jeffery Crowe, (ii) 483,914 shares held by the Crowe Family Trust, 12/22/88, of which Mr. Crowe is a Trustee, (iii) 38,244 shares held by the Laura Bassell Crowe Irrevocable Trust I, Katherine Bassell Crowe Irrevocable Trust I, and the Molly Bassell Crowe Irrevocable Trust I, of which Mr. Crowe is a Trustee (each beneficially own 12,748 shares), and (iv) 12,822,020 shares held by Norwest Venture Partners X, L.P. The general partner of Norwest Venture Partners X, L.P. is Genesis VC Partners X, LLC. The managing member of Genesis VC Partners X, LLC is NVP Associates, LLC. Promod Haque, Matthew Howard and Jeffrey Crowe, a member of our board of directors, are officers of NVP Associates, LLC. Each of these individuals has shared voting and investment power over the shares held by Norwest Venture Partners X, L.P. The address of Norwest Venture Partners X, L.P. is 525 University Avenue, Suite 800, Palo Alto, CA 94301-1922.

(11)	Represents (i) 1,472,827 shares held by Mr. Mack, and (ii) 1,585,532 shares underlying stock options exercisable within 60 days of March 31, 2017 held by Mr. Mack.

(12)	Mr. Mayopoulos does not hold any shares or have any RSUs vesting within 60 days of March 31, 2017.

(13)
Represents (i) 221,080 shares held by Ms. Meeker and (ii) 2,139,316 shares held by KPCB Holdings, Inc., as nominee. The shares are held in the name of “KPCB Holdings, Inc., as nominee” for the account of KPCB Digital Growth Fund, LLC and KPCB DGF Founders Fund, LLC (collectively, the Funds). John Doerr, Ted Schlein, Brook Byers, Bing Gordon and Mary Meeker, a member of our board of directors, are managing members of KPCB DGF Associates, LLC, the managing member of the Funds and, therefore, may be deemed to share voting and investment power over the shares held by the Funds.

(14)	Represents (i) 34,217 shares held by Mr. Morris and (ii) 1,263,790 shares underlying stock options exercisable within 60 days of March 31, 2017 held by Mr. Morris.

(15)
Represents (i) 21,692 shares held by Mr. Summers, (ii) 176,098 shares held by LHS 2016 Qualified Annuity Trust LC, (iii) 2,500 shares held by a relative of Mr. Summers, and (iv) 785,605 shares held by LHS 2017 Qualified Annuity Trust LC.

(16)
Represents 278,207 shares held by Mr. Williams, of which 128,000 are held by Camelot Financial Capital Management, LLC, an entity 100% beneficially owned by Mr. Williams and (ii) 180,000 shares underlying stock options exercisable within 60 days of March 31, 2017 held by Mr. Williams.

(17)
Represents (i) 31,171,022 shares, (ii) 8,027,092 shares underlying stock options exercisable within 60 days, and (iii) 839,315 RSUs vesting within 60 days of March 31, 2017 held by our executive officers and directors as a group.

(18)
Represents 57,739,270 shares held by Shanda Asset Management Holdings Limited. Mr. Chen, through his ownership of Shanda Media Limited, may be deemed to share voting and dispositive power over the Shares beneficially owned by Shanda Media Limited. Shanda Media Limited, through its ownership of Premium Lead Company Limited, may be deemed to share voting and dispositive power over the Securities beneficially owned by Premium Lead Company Limited. Premium Lead Company Limited, through its ownership of Shanda Technology Overseas Capital Company Limited, may be deemed to share voting and dispositive power over the Securities beneficially owned by Shanda Technology Overseas Capital Company Limited. Shanda Technology Overseas Capital Company Limited, through its ownership of Shanda Asset Management Holdings Limited, may be deemed to share voting and dispositive power over the Securities directly held by Shanda Asset Management Holdings Limited. The address of Shanda Asset management Holdings Limited is 8 Stevens Road, Singapore, 257819.

(19)
Based solely on the Schedule 13G filed on February 14, 2017. Represents 25,256,320 shares held by Sands Capital Management, LLC and beneficially owned by clients of Sands Capital Management, LLC. Sands Capital Management, LLC clients include pension plans, endowments, foundations, mutual funds, charities, state and municipal government entities, Taft-Hartley plans, families, and individuals, among other types. The advisory clients of Sands Capital Management, LLC do not individually own more than 5% of the outstanding shares. The address of Sands Capital Management, LLC is 1101 Wilson Blvd., Suite 2300, Arlington, VA 22209.

(20)
Based solely on the Schedule 13G filed on February 10, 2017. Represents 25,983,680 shares held and beneficially owned by The Vanguard Group Inc., and certain of its subsidiaries as of December 31, 2016.  The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

(21)
Based solely on the Schedule 13G filed on February 11, 2016. Represents 24,164,719 shares held by Morgan Stanley and Morgan Stanley Investment Company Inc., and beneficially owned, or that may be deemed to be beneficially owned, by certain operating units (collectively, the “MS Reporting Units”) of Morgan Stanley and its subsidiaries and affiliates (collectively, “MS”). The address of MS is 1585 Broadway, New York, New York 10036.

(22)
Based solely on the Schedule 13G filed on February 8, 2017. Represents (i) 21,632,144 shares held by Foundation Capital VI, L.P. (FC6) and (ii) 217,504 shares held by Foundation Capital VI Principals Fund, L.L.C. (FC6P). Foundation Capital Management Co. VI, L.L.C. (FCM6) serves as the sole general partner of FC6 and serves as the manager of FC6P. As such, FCM6 possesses voting and dispositive power over the shares held by FC6 and FC6P and may be deemed to have indirect beneficial ownership of the shares held by FC6 and FC6P. Paul R. Holland is a manager of FC6. The address of Foundation Capital is 250 Middlefield Road, Menlo Park, CA 94105.

(23)
Based solely on the Schedule 13G filed on January 30, 2017. Represents 21,250,678 shares held and beneficially owned by BlackRock Inc., and certain of its subsidiaries as of December 31, 2016.  The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

RELATED PARTY TRANSACTIONS

Related party transactions must be reviewed and approved by our Audit Committee when not conducted in the ordinary course of business subject to the standard terms of our online marketplace or certificate investment program. Related party transactions may include any transaction between entities under common control or with a related person occurring since the beginning of our latest fiscal year, or any currently proposed transaction involving us where the amount involved exceeds $120,000. This review also includes any material amendment or modification to an existing related party transaction. We have defined related persons as members of the Board, executive officers, principal owners of our outstanding stock and any immediate family members of each such related persons, as well as any other person or entity with significant influence over our management or operations.

In addition to the executive officer and director compensation arrangements discussed above, from January 1, 2016 to December 31, 2016, several of our executive officers and directors (including immediate family members) have made deposits and withdrawals to their investor accounts and purchased loans, notes and certificates. The following tables summarizes these deposits and withdrawals:

	Year ended December 31, 2016
	Deposits	Withdrawals
Ciporin, Daniel	$—	$(46,897)
Coleman, Bradley	10,000	—
Crowe, Jeff	74,164	—
Dolan, Carrie	—	(15,000)
Gulati, Sameer	1,000	—
Mack, John	—	(202,817)
MacIlwaine, John	—	(2,500)
Laplanche, Renaud	—	(1,900,000)
Summers, Lawrence (1)	885,275	(885,275)
Total	$970,439	$(3,052,489)

(1)
Represents the redemption and contribution of Mr. Summer's investment from one private fund advised by our registered investment advisor to a different private fund advised by our registered investment advisor.

All such transactions by related persons were made in the ordinary course of business and were transacted on terms and conditions that were not more favorable than those obtained by similarly situated third-party investors.

At December 31, 2016, Mr. Mack and our company had an aggregate ownership of approximately 27% of limited partnership interests in a holding company that participates in a family of funds with other unrelated third parties, which purchase whole loans and interests in whole loans from us. During the year ended December 31, 2016, this family of funds purchased $256.7 million of whole loans and interests in whole loans. During 2016, we earned $1.7 million in servicing fees and $81 thousand in management fees from this family of funds, and paid interest received from the borrowers of the underlying loans of $8.6 million to the family of funds. We believe that the sales of whole loans and interests in whole loans, and the servicing and management fees charged were on terms and conditions that were not more favorable than those obtained by other third-party investors.

Investors’ Rights Agreement

We are party to an investors’ rights agreement which provides, among other things, that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares of our common stock be covered by a registration statement that we are otherwise filing.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2016 with management and with Deloitte & Touche LLP.

The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 1301 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communication with Audit Committees.”

The Audit Committee also has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding & Touche LLP's communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence from us.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report for filing with the SEC.

THE AUDIT COMMITTEE

Jeffrey Crowe
Daniel Ciporin
Timothy Mayopoulos
Simon Williams (chair)

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules of the SEC require our directors, executive officers and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC.

Based solely on our review of the reports filed during 2016 and questionnaires from our directors and executive officers, we determined that no director, executive officer or beneficial owner of more than 10% of our common stock failed to file a report on a timely basis during 2016.

COMMUNICATIONS WITH THE LENDING CLUB BOARD

Stockholders and interested parties wishing to communicate with our Board or with an individual member or members of our Board may do so by writing to our Board or to the particular member or members of our Board, and mailing the correspondence to our Corporate Secretary at LendingClub Corporation, 71 Stevenson St., Suite 300, San Francisco, California 94105. Each communication from a stockholder should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the stockholder of record and beneficially by the beneficial owner.

Our Corporate Secretary, in consultation with appropriate members of our Board as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our Board, or if none is specified, to the Chairman of our Board.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board is currently comprised of eight members. In accordance with our amended and restated certificate of incorporation, our Board is divided into three staggered classes of directors. At the Annual Meeting, three Class III directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following individuals, each of whom is currently serving on our Board as a Class III director, were nominated by our Board for election at the Annual Meeting, each to serve until the 2020 annual meeting of stockholders or until his successor has been elected and qualified or his or her earlier death, resignation or removal:

•	Scott Sanborn

•	Lawrence Summers

•	Simon Williams

The three director nominees receiving the highest number of affirmative votes will be elected.

Each nominee has consented to being named in this proxy statement and to serve if elected. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our Board may determine.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

PROPOSAL TWO:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Exchange Act, we are providing our stockholders with a non- binding advisory vote on the compensation of our named executive officers as described above under the heading “Executive Compensation.” This non-binding advisory vote is commonly referred to as a “say on pay” vote. The non-binding advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement, will be determined by the affirmative vote of a majority of the shares cast for or against the matter at the Annual Meeting.

Stockholders are urged to read the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement, which discusses our executive compensation philosophy, policies and practices, and contains tabular information and narrative discussion about the compensation of our named executive officers. The Compensation Committee believes that these policies and procedures are effective in advancing our compensation philosophy and in achieving our goals.

We are asking you to indicate your support for the compensation of the named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and procedures described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, which is non- binding, “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to LendingClub Corporation’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement relating to its 2017 Annual Meeting of Stockholders, is hereby APPROVED.”

The vote on our named executive officer compensation is an advisory vote only and will not be binding on us. However, our Compensation Committee, which is responsible for designing and administering our executive compensation, values the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL THREE:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending December 31, 2016, and recommends that the stockholders vote for ratification of such appointment. The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2017 will be determined by the affirmative vote of a majority of the votes cast for or against the matter at the Annual Meeting. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We expect representatives of Deloitte & Touche LLP to be present at the Annual Meeting, to have the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the aggregate fees for audit and other services provided by Deloitte & Touche LLP for the years ended December 31, 2016 and 2015:

	2016	2015
Audit fees(1)	$3,539,000	$2,939,950
Audit-related fees(2)	3,224,750	1,219,740
Tax fees(3)	—	—
All other fees(4)	—	75,102
Total fees	$6,763,750	$4,234,792

(1)
Audit fees consist of the aggregate fees billed for professional services rendered for (i) the audit of our annual financial statements included in our Annual Report and a review of financial statements included in our Quarterly Reports on Form 10-Q and (ii) services that are normally provided in connection with statutory and regulatory filings or engagements for those years.

(2)
Audit-related fees include (i) assurance and related services, including issuance of service audit reports (SOC 1), (ii) review of SEC filings, (iii) audit fees for the private funds managed by the Company’s registered investment advisor, and (iv) services provided to support the internal board review and control remediation.

(3)	Tax fees consist of tax consultation services.

(4)	All other fees represent fees not included in “Audit,” “Audit-Related” and “Tax fees.”

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by- case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.

All of the services of Deloitte for 2016 and 2015 described above were pre-approved by the Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to it, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to participate in the Annual Meeting via the Internet, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope, or vote via the Internet or by phone, so that your shares may be represented at the Annual Meeting.

LENDINGCLUB CORPORATION
71 STEVENSON STREET
SUITE 300
SAN FRANCISCO, CA 94105

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 5, 2017, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to vote.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LC2017**
You may participate in the Meeting via the Internet and vote during the Meeting. Have your proxy card in hand and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 5, 2017, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E28682-P93320 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LENDINGCLUB CORPORATION

The Board of Directors recommends you vote FOR the following:	**For All**	**Withhold All**	**For All Except**	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of Class III Directors	☐	☐	☐	______________________

Nominees:

01) Scott Sanborn
02) Lawrence Summers
03) Simon Williams

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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